EXHIBIT 10.29

LEASE AGREEMENT

BETWEEN

IRWINDALE 4TH STREET ASSOCIATES, LLC

a California Limited Liability Company

Landlord

and

1st CENTENNIAL BANK

a California Corporation

Tenant

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(continued)

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Page
EXHIBIT A	SITE PLAN	A

EXHIBIT B	PROVISIONS RELATING TO CONSTRUCTION OF TENANT’S LEASED PREMISES	B

EXHIBIT C	SIGN CRITERIA	C

EXHIBIT D	RULES AND REGULATIONS	D

EXHIBIT E	GREASE TRAP	E

EXHIBIT F	OPTION TO EXTEND TERM AND ADJUSTMENT IN RENT	F

EXHIBIT G	OTHER TENANT EXCLUSIVES	I

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LEASE

This LEASE is made on August 12, 2004, between IRWINDALE 4th STREET ASSOCIATES, LLC, a California Limited Liability Company (hereinafter “Landlord”), and 1st CENTENNIAL BANK, a California Corporation (hereinafter “Tenant”).

ARTICLE 1 – THE PROPERTY

Section 1.01 The Premises. Landlord leases to Tenant and Tenant hires from Landlord, for the term, at the rental, and upon the covenants and conditions hereinafter set forth, the westerly portion of the building identified on the Site Plan as “Building A” consisting of suites 15622, 15626, 15628 and 15632 (hereinafter “the Premises”) which is a portion of a retail shopping center known as Irwindale Commerce Center (hereinafter “the Center”), situated in the City of Irwindale, County of Los Angeles, State of California, all as shown in Exhibit A attached hereto and made a part hereof, and containing approximately 4,560 square feet of ground floor area. As part of Tenant’s lease of the Premises, Tenant shall have the right to install and operate one (1) automatic teller machine (“ATM”) in the area shown on Exhibit A attached hereto (the “ATM Area”). “Floor Area” means to each building or parts thereof within the shopping center, including Tenant’s premises, the actual number of square feet of ground floor space measured to the exterior faces of exterior walls and to the center of common walls, including columns, stairs elevators, and escalators. Landlord shall provide Tenant with reasonable prior notice of the date and time at which Landlord will measure the Premises (which shall in no event be more than 60 days after the Commencement Date), and Tenant shall have the right to have a representative present during such measurement.

Section 1.02 Common Areas. In addition to the use and occupation of the Premises, Tenant and Tenant’s agents, employees, customers and invitees shall also have the non-exclusive use, in common with others entitled thereto from time to time, of all areas within the exterior boundaries of the Center, as shown in Exhibit A attached hereto, which have not been reserved for the exclusive use of a tenant of the Center, Landlord or their agents, employees, customers and invitees, as the same shall exist from time to time, including but not limited to the parking areas, service roads, loading facilities, service corridors, sidewalks and such other common facilities as may be designated from time to time by Landlord at the Center (all of which, hereafter, are the “Common Areas”). Tenant’s use of all Common Areas is subject to the terms and conditions of this Lease and such rules and regulations as Landlord may prescribe from time to time. Landlord expressly reserves the right to change the layout or facilities of the Center, from time to time, including the right to add to or subtract from the shape or size of the Common Areas, and to alter the location, kind and quantity of facilities included in the Common Areas. The condemnation or other taking, or sale in lieu of condemnation, of any or all of such Common Areas shall not constitute an interference with Tenant’s non-exclusive use.

Landlord shall make no changes or additions to the Common Area or Center which change the nature of the Center to something other than a first class retail/commercial Center or which materially adversely affect (a) Tenant’s use of the Premises or (b) Tenant’s ingress to or egress from the Premises or the parking areas serving the same, or that (c) materially increase Tenant’s obligations under the Lease or (d) materially decrease Tenant’s rights under the Lease. The rules and regulations for the Center shall not be established, changed, revised or enforced in any unreasonable way by Landlord or enforced by Landlord in a way that unreasonably interferes with Tenant’s use of the Premises or which materially increases Tenant’s obligations or decreases Tenant’s rights under the Lease.

Section 1.03 Reservations. Landlord specifically excepts and reserves to itself the use of the roof, the exterior portions of the Premises, other than the storefront and the ATM Area, and such areas within the plenum areas of the Premises required for installation, maintenance and repair of utility lines, sprinkler system and other installations required to service the Center or other tenants of the Center, from time to time during the term of this Lease. No rights are conferred upon Tenant, and Landlord specifically excepts and reserves to itself, unless otherwise specifically provided, all rights to the land and improvements below the floor level of the Premises or the air rights above the Premises and to the land and improvements located on and within the common area unless otherwise specifically provided.

Section 1.04 Construction of Leasehold Improvements. Any construction of Leasehold Improvements by Landlord or Tenant shall be as described on Exhibit B which is attached hereto and incorporated herein by reference.

Section 1.05 Declarations. This Lease, and Tenant’s rights hereunder, are hereby subject and subordinate to that certain (i) Agreement and Declaration of Covenants, Conditions and Restrictions for Irwindale Business Center, recorded in the Official Records of Los Angeles County, California on September 7, 2001 as Instrument No. 01-1688142 and (ii) Declaration of Reciprocal Easements, Restrictions and Maintenance of Common Areas, recorded in the Official Records of Los Angeles County, California on December 4, 2003 as Instrument No. 03-3657799, as each may be hereafter amended, provided such amendments shall not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease (collectively, the “Declarations”).

ARTICLE 2 – TERM AND POSSESSION

Section 2.01 Term. The term of this Lease shall commence one hundred twenty (120) days following delivery of the Premises (subject to extension due solely to Landlord delays) (the “Commencement Date”), and shall continue for a period of five (5) years from the Commencement Date (or if the Commencement Date shall not fall on the first day of a calendar month, then from the first day of the calendar month immediately following the Commencement Date), unless sooner terminated pursuant to the provisions hereof.

Tenant shall have no option to renew or extend the term of this Lease except to the extent that said option is described on Exhibit F attached hereto. Notwithstanding the date set forth for the commencement of the term in this Section 2.01 this Lease shall be binding on the parties from the date hereof and Rent shall commence on the date provided in Section 3.01.

Section 2.02 Possession. Following completion of the “Landlord’s Work”, as provided in Exhibit B attached hereto, Tenant agrees to take possession of the Premises, “as is” and to complete as quickly as possible whatever work is necessary to make the Premises suitable for Tenant’s use as herein provided, as provided in Exhibit B attached hereto. Landlord shall use commercially reasonable efforts to complete Landlord’s Work and deliver the Premises to Tenant within thirty (30) days following the date of this Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Center or with respect to the suitability or fitness of either for the conduct of Tenant’s business or for any other purpose, except as expressly set forth in this Lease. Tenant shall occupy the Premises and open for business on the Commencement Date and continue said occupancy and business, as required by Article 6 of this Lease, during the term of this Lease. Tenant agrees promptly to comply with all laws, ordinances, orders and regulations affecting the Premises and the cleanliness, safety, operation and use thereof. Tenant also agrees to comply with reasonable recommendations of any insurance company, insurance bureau or similar agent with respect to the Premises.

Tenant’s compliance with laws obligations under the Lease shall apply only to applicable laws governing Tenant’s business, its tenant improvements and its manner of use of the Premises. Tenant shall have no obligation to comply with applicable laws to the extent that the particular violation or compliance in question would be remedied or performed, as the case may be, by Landlord’s discharge of its obligations under other specific provisions of the Lease.

Section 2.03 Earliest Delivery Date. Landlord agrees that it shall not deliver possession of the Premises to Tenant prior to July 15, 2004.

ARTICLE 3 – RENTAL

Section 3.01 Minimum Rental. Tenant agrees to pay as rental for the use and occupancy of the Premises, at the times and in the manner hereinafter provided, the following sums of money:

A.	Minimum Monthly Rental. During the first full Lease Year (as hereinafter defined) of the term of this Lease, Tenant, in consideration of said demise, does hereby covenant and agree with Landlord to pay to Landlord without deduction or set-off of any kind, and whether or not the work, if any, to be performed at the Commencement Date by Tenant shall be completed, the product of Two Dollars and 35/00 ($2.35) per square foot of Floor Area per month as rental for said Premises, said Minimum Monthly Rental to be payable in advance, upon the first day of each and every month during the term hereof, except that the monthly installment applicable to the first (1st) full calendar month of this Lease shall be payable upon execution of this Lease. In the event the Commencement Date is a day other than the first day of a month, then the Minimum Monthly Rental for the period from such Commencement Date until the first day of the month next following shall be prorated accordingly and paid on the Commencement Date. At the end of the twenty-fourth (24th) full calendar month, and after each successive twenty-fourth (24th) calendar month during the remainder of the primary term, the Minimum Monthly Rental shall be adjusted to equal the sum of (i) the Minimum Monthly Rental then in effect plus (ii) the product obtained by multiplying such amount by five percent (5%).

B.	Payment. All rentals and other charges and payments to Landlord provided for shall be paid or mailed to Landlord’s managing agent or to such other payee or address as Landlord may designate in writing to Tenant.

Section 3.02 Lease Year. The term “Lease Year” or “year of the lease” as used in this Lease shall mean each full 12-month period falling within the term of this Lease. A partial month shall be the period from the commencement of the Lease to and including the last day of the month immediately following such date.

Section 3.03 Definition of Rent. For the purposes of other provisions of this Lease, including the provisions related to default, “Rent” shall include all sums payable by Tenant to Landlord pursuant to this Lease including without limitation, Minimum Monthly Rental and Common Areas Charges.

Section 3.04 Security Deposit. Tenant shall deposit with Landlord, upon execution of this Lease, an amount equal to one (1) month’s Basic Monthly Rent, which shall be held by Landlord as security for the faithful performance by Tenant of all provisions, covenants and conditions of this Lease to be performed by Tenant. Said Security Deposit shall not bear interest and may be commingled with Landlord’s general funds. The Security Deposit may not be mortgaged, assigned, transferred or encumbered by Tenant and any such attempted act on the part of Tenant shall be without force and effect. If, at any time, any sum payable by Tenant to Landlord shall be overdue and unpaid (beyond applicable notice and cure periods), or if Tenant fails to keep and perform any other provision, covenant or condition of this Lease (beyond applicable notice and cure periods), Landlord may, at its option, appropriate and apply all or any portion of the Security Deposit to the payment of any such overdue sum or to compensate Landlord for all loss or damage suffered by Landlord due to such breach. Should any portion of the Security Deposit be so appropriated and applied by Landlord, Tenant shall, upon written demand by Landlord, pay to Landlord within ten (10) days an amount sufficient to restore the Security Deposit to the original amount. Should Tenant comply with all of the provisions, covenants, and conditions of this Lease and promptly pay, when due, all sums payable by Tenant, the Security Deposit or the balance remaining after the appropriations described herein and less the standard post move out cleaning charge of $300.00, shall be returned to Tenant within thirty (30) days after the termination of this Lease. Landlord may deliver the Security Deposit to any person acquiring or succeeding to Landlord’s interest in this Lease, and the original or preceding Landlord shall thereupon be discharged from any further liability with respect to such amount. The rights and remedies granted to Landlord pursuant to this Article are in addition to all other remedies of Landlord hereunder.

ARTICLE 4 – ADVERTISING FUND

[Intentionally Deleted].

ARTICLE 5 – TAXES

Section 5.01 Real Estate Taxes and Assessments. In addition to the other amounts set forth in this Lease, Tenant will also pay, commencing on the Commencement Date, a pro rata share of Real Estate Taxes (as hereafter defined) assessed against the tax parcel of which the Premises is a part (the “Tax Parcel”). For purposes of this Lease, Real Estate Taxes shall mean the total real estate taxes, levies and assessments and all other charges in the nature of taxes and assessments upon Landlord’s land and buildings in the Tax Parcel whether general or special, ordinary or extraordinary or of any kind or nature whatsoever heretofore or during the term of this Lease laid, levied, assessed or imposed or which become a lien upon or chargeable against or payable in connection with Landlord’s land and buildings in the Tax Parcel or any part thereof, including the common use areas, assessed with respect to any calendar year, all or part of which falls within the term of this Lease. Should the State of California, or any political subdivision thereof, or other governmental authority having jurisdiction over the Center, specifically impose a tax, assessment, charge or fee or specifically increase a then existing tax, assessment, charge or fee, which Landlord shall be required to pay, either by way of substitution for said real estate taxes or assessed against such land and buildings, or in addition thereto, or impose a tax on rents in substitution for a general tax levied against such land or such buildings, such taxes, assessments, charges or fees shall be deemed to constitute a Real Estate Tax hereunder to the extent said taxes are in substitution therefore, or in addition hereto. All of Landlord’s reasonable expenditures for attorneys’ fees, appraisers’ fees, experts’ fees and other costs incurred in respect of its efforts to minimize Real Estate Taxes shall be included in the definition of Real Estate Taxes for the purposes of this Article 5. Tenant’s pro rata share of all such Real Estate Taxes shall be based on the ratio of the total number of square feet of Tenant’s Premises to the total number of square feet of rentable floor space in all of Landlord’s buildings in the Tax Parcel (but in no event less than 15,000 square feet). Tenant’s pro rata share of all such Real Estate Taxes during the term hereof shall be paid in monthly installments on or before the first day of each calendar month during the Lease term, in advance, in an amount estimated by Landlord. Upon receipt of all tax bills and assessment bills attributable to any calendar year during the Lease term, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s pro rata share of the taxes and assessments for such year. If the total amount paid by Tenant under this Article for any calendar year during the term of this Lease shall be less than the actual amount due from Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within ten (10) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against payments of Real Estate Taxes hereunder next due, or, if no payments are next due, refunded by Landlord. All amounts due hereunder shall by payable in the manner and at such place as the rent payments provided for in Article 3 hereof Landlord’s and Tenant’s obligations under this Article shall survive the expiration of the term of this Lease.

In the event all or any installment of any special assessment or assessments, or improvement or other bonds, shall become due and payable in regard to the Tax Parcel by Landlord during any calendar year in which part or all of any Lease Year falls after the date on which rent begins, Tenant shall pay its pro rata share of such assessments or bonds computed on the same basis as Tenant’s share of Real Estate Taxes. Upon receipt of the bill or bills covering such special assessments, or improvement or other bonds Landlord shall notify Tenant of the amount which Tenant is obligated to pay and Tenant shall pay same, with the next installment of rent falling due at least ten (10) days after Landlord’s notice.

Whenever it becomes necessary to determine the total square feet of rentable floor space in Landlord’s buildings under the terms of this Lease, same shall be determined as of the first day of January for the year in question, as the case may be, and shall be measured from the outside of exterior walls or the center of any common walls, as the case may be.

Section 5.02 Personal Property Taxes. During the term hereof, Tenant shall pay prior to delinquency all taxes assessed against and levied upon fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of Landlord. In the event any or all of the Tenant’s fixtures furnishings, equipment and other personal property shall be assessed and taxed with the Landlord’s real property, the Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to the Tenant’s property.

Section 5.03 Business Taxes. Tenant shall pay all special taxes, assessments and license fees imposed by reason of the use of the Premises for the specific purposes set forth in this Lease. Tenant shall also pay Tenant’s pro rata share, computed in the manner provided in Section 5.01, of all business license, gross rents or other tax imposed on Landlord by reason of Landlord’s ownership or operation of the Center, except any tax which may be imposed on Landlord’s net income from the Center.

ARTICLE 6 – USE

Section 6.01 Permitted Use. The Premises shall be used and occupied only for the purpose of a banking facility offering services typically offered at a banking institution, subject to the provisions of this Lease and the Declarations, and for no other purpose.

Section 6.02 Opening and Operation. Tenant shall be required to open for business on or before the later of (i) the Commencement Date or (ii) ninety (90) days following the date on which Tenant has procured its building permit, which Tenant shall apply for promptly and diligently pursue (subject to extension for force majeure or due to Landlord delays). Should Tenant fail to open the Premises for business as and when required hereunder, then the Minimum Monthly Rental due and payable by Tenant under this Lease shall be increased to one hundred fifty percent (150%) of the scheduled Minimum Monthly Rental due and payable by Tenant hereunder for each and every day that Tenant shall fail to commence to open for business in the Premises as herein provided; provided, however, that Landlord’s acceptance of such increased Minimum Monthly Rental shall not constitute a waiver of Tenant’s default nor prevent Landlord from exercising any of its other rights and remedies under this Lease, at law or in equity. Following Tenant’s opening for business, Tenant shall thereafter have the right to cease operations. During all periods in which Tenant is operating from the Premises, Tenant shall conduct business in a first-class manner consistent with all governmental and insurance requirements and reputable business standards and practices, in good faith and in such manner that the high reputation of the Center is maintained.

Section 6.03 Landlord’s Right of Recapture. Notwithstanding anything contained herein to the contrary, in the event that Tenant has opened for business but has thereafter ceased operations at the Premises for a period of more than sixty (60) days, subject to force majeure or permitted alterations or reconstruction following casualty or condemnation (which alterations or reconstruction Tenant shall diligently and in good faith commence and pursue to completion), then Landlord may elect to terminate this Lease on thirty (30) days prior written notice, in which event this Lease shall be terminated as of such date (unless Tenant commences operations within such 30-day period), and the parties shall have no further rights or obligations hereunder, except for any rights or obligations existing as of the date of termination.

Section 6.04 Restrictions. Tenant shall not use the Premises, nor permit same to be used for the manufacture, sale, barter, trade, display, gift or service of intoxicating liquors of any nature whatsoever, pornography, or drug oriented paraphernalia, as the same shall be defined under the Statutes of the United States, the State of California, or any municipal or other governmental authority having jurisdiction or any other goods and/or services which, in the sole discretion of Landlord, are inconsistent with the image of a community or family oriented shopping center. Tenant further covenants and agrees that it will not use or suffer or permit any person or persons to use the Premises or any part thereof for any use or purpose in violation of the laws, ordinances, regulations and requirements of the United States of America, the State of California, or any governmental subdivision, department, bureau or agency having jurisdiction.

Tenant agrees not to: (a) permit any unlawful or immoral practice to be carried on or committed on the Premises; (b) make any use of or allow the Premises to be used in any manner or for any purpose that might invalidate or increase the rate of insurance thereof; (c) keep or use or permit to be kept or used on said Premises any inflammable fluids or explosives without in each instance obtaining the prior written approval of Landlord; (d) use the Premises for any purpose whatsoever which might create a nuisance or injure the reputation of the Premises or of the Center; (e) deface or injure the building or Premises; (f) overload the floors or utilities; or (g) commit or suffer any waste, nuisance or unreasonable annoyance or disturb the quiet enjoyment of other tenants or occupants of the Center. Tenant agrees to pay as additional rent any increase in the cost of insurance on the building or Premises to Landlord as a result of any unauthorized use of the Premises by Tenant, but such payment shall not constitute in any manner a waiver by Landlord of its right to enforce all of the covenants and provisions of this Lease.

Tenant shall not violate any exclusive rights granted to other tenants or occupants in the Center as of the date hereof, a list of which is attached hereto as Exhibit G. In addition, Tenant shall not violate any exclusive rights hereafter granted to other tenants or occupants in the Center, so long as Tenant’s permitted use set forth in Section 6.01 is not affected by any such exclusive.

Tenant shall at Tenant’s own expense make from time to time whatever interior non-structural changes are necessary to comply with the requirements of the insurance underwriters, governmental authorities, or of insurance inspectors designated by Landlord.

Tenant shall not, without the prior written consent of Landlord, install or maintain any device which can be seen, heard or otherwise experienced from outside the Premises, including without limitation, flashing lights, search lights or loudspeakers. Tenant shall, at Tenant’s expense, maintain and repair all such installations permitted by Landlord and at the termination of this Lease shall remove said installations and repair any damage caused by such installation or its removal.

Section 6.05 Signage Rights. Subject to the terms and conditions of the Declarations, and all governmental law, rules and regulations, Tenant shall utilize and install channel lettering on the building to height not to exceed the maximum height allowed by the Shopping Center Sign Criteria attached hereto as Exhibit “C”. In addition, Tenant (a) shall install sign face panels on the “Arrow Highway Monument Sign”, to be constructed by Landlord in the location shown on the attached Site Plan, and (b) has the right to install face panels on the “Fourth Street Monument Sign”, to be constructed by Landlord in the location shown on the attached Site Plan, provided that Tenant shall be required to notify Landlord in writing of Tenant’s election to be represented on the Fourth Street Monument Sign within ten (10) days following notice from Landlord, and if Tenant either elects not to be represented thereon or fails to respond with in such 10-day period, then Tenant shall no longer have any rights with respect thereto and Landlord is free throughout the term of the Lease to make such panel available to any other occupant of the Center. Tenant’s sign face panels shall be situated in the middle or bottom position on each such Monument Sign, as determined by Landlord in its sole discretion. All such sign face panels shall be at Tenant’s expense, and Tenant shall pay its prorata share of the cost of the design, construction and installation of such monument sign structure (which prorata share is estimated to be approximately $3,142 per sign plus a prorata share of the electrical hook-up and permit fee) and participate in the ongoing repair and maintenance thereof. All such building and sign face panels shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.

Subject to the immediately preceding paragraph, Landlord shall have approval over Tenant’s signs, based on meeting the following criteria prior to the installation of any signs: (i) Tenant shall submit signage drawings and specifications based on the Sign Criteria (attached hereto as Exhibit “C”), (ii) all signage plans are subject to the regulations of the City of Irwindale, (iii) Landlord will provide written approval or comments to Tenant’s sign program prior to construction and installation of signage, and (iv) sandwich boards or any signs planned for the Common Areas (in locations approved by Landlord) may be placed only after Landlord’s landscape contractor has completed all improvements to the landscaped areas. Common Area signage may be placed from the date of completion of the Common Area landscaping and sixty (60) days after opening for business and any banners must meet the approval criteria set forth above, and may be displayed for up to eight (8) weeks after Tenant’s opening for business.

Tenant shall not place or permit to be placed or maintain on any portion of the exterior of the Premises, or in the windows of the Premises visible from the exterior of the Premises, any sign, awning, canopy, decoration, advertising matter or other thing that does not comply with the signage requirements attached hereto as Exhibit C, without the prior written consent of Landlord. Tenant shall not, without the prior written consent of Landlord, install or maintain any device which can be seen, heard or otherwise experienced from outside the Premises, including without limitation, flashing lights, search lights or loudspeakers. Tenant shall, at Tenant’s expense, maintain and repair all such installations permitted by Landlord and at the termination of this Lease shall remove said installations and repair any damage caused by such installation or its removal.

Section 6.06 Exclusive Use. Subject to existing leases, and so long as Tenant is not in default of any of the terms and conditions set forth in this Lease beyond the applicable cure period therefore, and is open and operating for the Permitted Use set forth in Section 6.01 above, Landlord shall not hereafter permit any tenant in Parcels 1 and 2 of Phase I of the Center (i.e., that portion of the Center west of 4th Street excluding Parcel 3), to use its premises primarily for the purposes of operating a retail facility offering, as its primary business, any traditional retail banking financial service(s) (such as savings, checking, and/or other deposit accounts, loans, normal teller transactions [e.g., cashing checks and taking deposits], and/or safe deposit boxes), whether as an in-store facility and/or an ATM.

Except as set forth herein, Tenant acknowledges that no representations have been made by Landlord or any other person or entity acting or purporting to act on behalf of Landlord regarding Landlord’s intent or ability to lease or not to lease space in the Center to any other tenant engaging in the same, a competing or a wholly unrelated business to the business conducted by Tenant in the Premises. Landlord reserves the absolute right to effect such other tenancies in the Center as Landlord, in the exercise at its sole business judgment, shall determine to best promote the interests of the Center. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or numbers of tenants shall occupy any given space in the Center.

ARTICLE 7 – UTILITIES SERVICE

Landlord agrees to use commercially reasonable efforts to cause facilities for water, power, electricity, telephone and the like common utilities, and for sewer service for the Premises, which are required in the commercially reasonable judgment of Landlord, to be made available to Tenant for connection by Tenant, as set forth more specifically in Exhibit B attached hereto.

All utilities shall be separately metered to Tenant, at Tenant’s expense, if possible. If it is not possible to separately meter the utilities such utilities may be furnished directly by Landlord, in which event the expense of said utilities shall be prorated to Tenant in a manner reasonably determined by Landlord, or sub-metered to Tenant. Tenant shall pay before delinquency all charges for utilities used on the Premises from and after the transfer of premises. If any such charges are not paid when due, Landlord may, but shall not be required to, following notice to Tenant, pay the same and any amount so paid by Landlord shall immediately thereafter become due to Landlord from Tenant as additional rent. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of rental by reason of, Landlord’s failure to furnish said utilities, if such failure results from any cause beyond Landlord’s reasonable control, or for injury to person or property, however occurring, through or in connection with or incidental to the furnishing or failure to furnish such utility service. Nothing herein shall limit or restrict Landlord in any way from granting or using utility easements on, across, over and under any portion of the Center, including the Premises.

In case of a failure or interruption in utilities or services to the Premises, Landlord will take commercially reasonable steps to cause the prompt restoration of such interrupted utilities/services.

ARTICLE 8 – INDEMNITY AND INSURANCE

Section 8.01 Indemnities. Tenant shall indemnify, without regard to insurance proceeds receivable, and save Landlord and Landlord’s agents, contractors or employees harmless from all expense, liabilities, obligations, damages, penalties, claims, actions, costs and expenses, including reasonable attorneys’ fees and costs and expenses of litigation and appeal, paid in connection with: (a) loss of life, personal injury or damage to property, occurring in, on or about the Premises, or occurring in, on or about the Common Areas or any part thereof if caused by the gross negligence or willful misconduct of Tenant, its agents, contractors or employees, (b) the use or occupancy of the Premises, (c) any breach or other failure to perform any covenant or agreement of Tenant under this Lease, (d) violations of or noncompliance with any governmental requirements or insurance requirements pertaining to Tenant’s business or the Premises unless caused by any act or omission of Landlord, its agents, contractors or employees. If any action or proceeding is brought against Landlord or Landlords agents, contractors or employees by reason of any such matter, Tenant, upon written notice from Landlord, will resist or defend such action or proceeding by counsel approved by Landlord in writing, all at Tenant’s expense.

Tenant shall not hold Landlord or Landlord’s agents, contractors or employees responsible or liable in damages, by abatement of rent or otherwise, and Tenant hereby waives on behalf of Tenant, Tenant’s agents, employees and servants and any one claiming through Tenant, for all claims against Landlord for any injury or damage of any nature to any person or property in or about the Premises, by or from any cause other than if caused by the gross negligence or willful misconduct of Landlord, its agents, contractors or employees (including, without limitation, loss of profits and all costs and expenses sustained by Tenant or any other person) including, without limiting the generality of the foregoing, that due to the condition, use of or accident on the Premises, the Center or any appurtenances thereof, (including, without limitation, damage caused by fire, explosion, casualty, act of God, falling plaster, water, rain, gas, steam, electricity, electric wiring, sprinkler system, plumbing, sewer, or heating apparatus) or the failure, interruption or termination of air conditioning or any other utility service. Tenant shall not hold Landlord or Landlord’s agents, contractors or employees liable for any acts, omissions or breach of covenants of other occupants at the Center, or for losses by theft or burglary.

Landlord shall indemnify and hold Tenant harmless from and against any and all claims or liability for bodily injury to or death of any person or damage to any property to the extent of Landlord’s insurance coverage (except in cases of Landlord’s gross negligence or willful misconduct), arising out of Landlord’s conduct or from any activity, work, or thing done, by or on behalf of Landlord in or about the Common Areas, except to the extent of claims and liabilities occasioned by the negligent acts or omissions of Tenant, its agents or employees or to claims or liabilities for property damage addressed in Section 8.03. Tenant’s indemnity shall not apply to the extent that the claims or liabilities are occasioned by the negligent acts or omissions of Landlord, its agents or employees or to claims or liabilities for property damage addressed in Section 8.03.

Section 8.02 Use, Rate. Tenant shall pay on demand any increase in premiums on any insurance carried by Landlord that may result from Tenant’s vacating or otherwise failing to occupy the Premises or because at any other act or omission by Tenant, irrespective of whether Landlord shall have consented to Tenant’s act or omission.

Section 8.03 Subrogation. Landlord and Tenant each hereby waive any rights each may have against the other and the agents or employees of the other on account of any loss or damage to either of them or their respective property, to the Premises or its contents or to other portions of the Center, arising from any risk which from time to time may be included in “extended coverage” endorsements of the insured party or in a standard “all risk” policy, and each, on behalf of its respective insurance companies insuring its property against any such loss or damage, waives, and will have its carrier so waive if necessary any right of subrogation which such insurers may have.

Section 8.04 Tenant’s Insurance Coverage. Tenant further covenants and agrees that it will carry and maintain in full force and effect during the entire term hereof, at Tenant’s sole cost and expense, the following insurance coverages, in the amounts specified and in the form hereinafter provided:

A.	Public Liability and Property Damage. General public liability insurance against claims for bodily injury or death and property damage occurring upon, in or about the Premises, to the limits of $1,000,000 in respect of injury or death to any one person and $2,000,000 in respect of injury or death to any number of persons arising out of any one accident, and such insurance against property damage, to afford protection to the limit at $2,000,000 for each instance thereof. Such insurance shall not discharge or limit Tenant’s obligation to indemnify Landlord under Section 8.01 hereof. Notwithstanding anything in this Lease to the contrary, Tenant shall be liable for any injuries or death to persons or damage to property at, on or about any ATMs, and shall increase the minimum insurance limits with respect thereto to $5,000,000 per occurrence.

B.	Tenant Improvements. Insurance against any risk which from time to time may be included in the classification “fire and extended coverage” in the county in which the Premises are located, on all of Tenant’s trade fixtures, merchandise and other personal property from time to time in the Premises, to their full replacement cost (without deduction for depreciation) from time to time during the term of this Lease, and insurance against fire sprinkler and water damage, vandalism and malicious mischief together with full coverage plate glass insurance. Proceeds of such insurance shall be used for the repair and replacement at the property damaged or destroyed, unless the Lease is terminated pursuant to Section 14.01 below.

C.	Business Interruption. Insurance for business interruption on such terms as shall be reasonably satisfactory to Landlord, but in any event with coverage for not less than twelve (12) months.

Section 8.05 Policy Form. All policies of insurance required herein shall be issued by good, reasonable and standard companies, reasonably acceptable to Landlord, and shall be issued in the names of Tenant, and, as additional insureds as their interests may appear, Landlord and such other persons and entities as Landlord may specify from time to time, for the mutual and joint benefit and protection of Landlord, Tenant and all of such persons and entities. Executed copies of such policies, or certificates thereof, shall be delivered to Landlord prior to the delivery of possession of the Premises to Tenant. All Public liability and property damages policies shall contain a provision that Landlord, although named as an insured, nevertheless shall be entitled to recovery under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by the Tenant in like manner and to like extent more than fifteen (15) days prior to the expiration or termination. Each policy of insurance delivered to Landlord must contain a provision that the insurer will give Landlord thirty (30) days notice in writing in advance of any cancellation, any reduction in the amounts of insurance or any other material change in such policy. Tenant may carry the insurance required hereunder under Tenant’s blanket policies.

Section 8.06 Non-Contributory Policies. All public liability, property damage and other casualty policies shall be written as primary policies, not contributing with or in excess of the coverage which Landlord may carry.

Section 8.07 Increased Limits. If at any time during the term of this Lease (but no more often than would be commercially reasonable, except if otherwise required by Landlord’s lender), Landlord or Landlord’s lender reasonably shall deem the limits of any of the foregoing insurance requirements to be insufficient based on the then current insurance standards for comparable shopping centers, Landlord shall have the right to reasonably alter or amend any such limits and Tenant agrees to obtain coverage in such reasonably increased amounts as Landlord from time to time may specify.

Section 8.08 Landlord’s Insurance. Landlord agrees to purchase and keep in full force and effect insurance on the Center against such risks and in such amounts as Landlord may in its commercially reasonable discretion deem prudent and reasonable, including rental interruption insurance with coverage for not less than twelve (12) months. Any premiums on such insurance shall be part of the Common Areas Charges to be reimbursed by the tenants in the Center, as provided in Section 15.02.

ARTICLE 9 – ALTERATIONS

Section 9.01 Tenant’s Alterations. Tenant, at its sole cost and expense and without any cost to the Landlord, shall make any and all additions, improvements, alterations and repairs to or on the non-structural interior of the Premises which may be, at any time during the term of this Lease, required by Article 2 of this Lease, or required by any lawful authority, except for that required for the structural repair and maintenance of the roof, foundation or exterior walls, other than the storefront, which shall be the Landlord’s responsibility. Any such improvements by Tenant shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed so long as the design of such improvements satisfies the requirements of all applicable governmental agencies, and Landlord may, but shall not be obligated to, deal directly with any authorities respecting their requirements for additions, improvements, alterations or repairs. Landlord agrees that Tenant, at its own expense, from time to time during the term hereof, may make such non-structural alterations, additions and changes to the interior of the Premises which do not exceed Twenty-Five Thousand Dollars ($25,000.00) in cost, materially adversely alter the general appearance of the Premises or diminish the value of the Premises, provided that if such alterations, additions or changes exceed Twenty-Five Thousand Dollars ($25,000.00) in cost then Tenant shall be required to obtain the prior written consent of Landlord therefor, and in all events, Tenant shall provide advance prior written notice to Landlord to enable Landlord to post notices of non-responsibility and supply a copy of all working drawings to Landlord for its information and records. In the event of a violation of this provision Tenant shall promptly remove same or take such action with reference thereto as Landlord shall direct. All work with respect to any alterations, additions and changes must be performed in a workmanlike manner and diligently prosecuted to lien-free completion, and shall be performed strictly in accordance with the laws and ordinances relating thereto. Tenant shall have such work performed in such manner that it does not affect ingress to and egress from any other premises or portion of the Center. All Tenant improvements or alterations shall become part of the Premises, owned by Landlord, upon installation thereof without obligation on the part of Landlord to compensate Tenant for same; such improvements and alterations (other than the initial improvements or similar alterations) shall, in the sole discretion of Landlord, be removed at the expense of Tenant at the termination or earlier expiration of the Lease; provided that any improvements or alterations installed by Tenant that are specific to Tenant’s use of the Premises (e.g., bank safes or vaults) (“Special Purpose Alterations”) shall be removed by Tenant at its expense at the termination or earlier expiration of the Lease (and Tenant shall repair all damage caused by such removal) unless Landlord notifies Tenant in writing that any such Special Purpose Alterations may remain in the Premises following the termination or earlier expiration of the Lease.

Section 9.02 Construction Requirements. Any alterations, additions or changes, requiring Landlord’s approval under Section 9.01 above, shall be under the supervision of a competent licensed architect or competent licensed structural engineer, and shall be made in accordance with the plans and specifications with respect thereto which Landlord shall have approved before the commencement of such work. All such alterations, additions or changes, shall be done in a good and workmanlike manner, in compliance with the laws and ordinances relating thereto, in a manner as not to obstruct access to the premises of any other tenant in the Center and diligently prosecuted to completion. Tenant shall perform or cause Tenant’s contractor to perform, the work in such a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work, deliveries or any other services in the Center. In the event that there is any such stoppage or impairment of work, deliveries or any other services in the Center, Tenant shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute, including, without limitation, removing all disputants from the job site until such time as the labor dispute no longer exists, seeking an injunction in the event of a breach of contract between Tenant and Tenant’s contractor and filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

ARTICLE 10 – LIENS

Tenant agrees promptly to pay for, and indemnify and hold harmless Landlord from any liability for, any work done or material furnished on behalf of Tenant in or about the Premises and will not permit or suffer any lien to attach to the Premises and shall promptly cause any such lien or any claim therefor to be released; provided, however, that in the event Tenant contests any such claim, Tenant agrees to indemnify and secure Landlord to Landlord’s satisfaction. Tenant shall have no authority or power, express or implied, to create or cause any lien, charge or encumbrance of any kind against the Premises. In the event any such lien is placed against the Center or the Premises, Landlord may, if Tenant fails to so secure Landlord to Landlord’s satisfaction, if it so elects, take all action necessary to remove such lien (without any duty to investigate the validity thereof) and Tenant shall pay to Landlord, immediately on demand, all costs and expenses (including reasonable attorneys fees) incurred by Landlord in removing such lien, as well as any and all damages suffered by Landlord (including reasonable attorneys fees) as a result of the imposition of said lien. Nothing in this Lease shall be construed in any way as constituting the consent or request of Landlord (express or implied) to any contractor, subcontractor, laborer, or material man for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair to the Premises or the Center. Landlord shall have the right at all reasonable times to go upon and inspect the Premises and post such notices of non-responsibility as Landlord may deem necessary for the protection of Landlord and title to the Premises and the Center from mechanics and materialman’s liens. Tenant shall give Landlord written notice of any intended construction alteration or repair work at least ten (10) days before the commencement thereof to afford Landlord an opportunity to post a notice of non-responsibility.

ARTICLE 11 – FIXTURES AND PERSONAL PROPERTY-SURRENDER

Section 11.01 Title to Improvements. All improvements to the Premises made by Tenant, including but not limited to the alterations, additions and other changes referred to in Section 9.01 above and such items as light fixtures, floor coverings and partitions, and similar items, but excluding trade fixtures, signs and Tenant’s removable personal property, shall become part of the Premises and shall not be removable or removed by Tenant, except in connection with other permitted alterations to the extent Landlord requires such removal.

Section 11.02 Title to Fixtures. Any trade fixtures, equipment signs and removable personal property, installed in or attached to the Premises by and at the expense of Tenant, shall be new or like new and in first-class condition. All such items which are not in replacement of similar articles originally installed by Landlord shall remain the property of Tenant.

Section 11.03 Removal of Fixtures. Subject to Sections 11.02 and 11.04, and provided Tenant shall not then be in default under this Lease, Tenant shall have the right from time to time to remove from the Premises any and all of its trade fixtures, signs and removable personal property described in this Section, including but not limited to counters, shelving which is not built in, showcases and mirrors. Tenant at its expense immediately shall repair any damage to the Premises from the removal of any such trade fixtures, signs and other property. If any person other than Tenant shall have any interest in any such property, Tenant agrees that any agreement between Tenant and such third person shall contain a requirement for the benefit of Landlord that, should such third person remove any such property from the Premises such person or Tenant immediately shall repair any damage to the Premises from such removal.

Section 11.04 Security Interest. Intentionally deleted.

Section 11.05 Surrender of Premises. Tenant, upon expiration or termination of this Lease, either by lapse of time or otherwise, agrees peaceably to surrender to Landlord the Premises, including the alterations, additions, improvements and changes in fixtures other than tenant’s movable trade fixtures, in broom clean condition and in good repair, except for Landlord’s obligations, damage caused by acts of God, ordinary use and wear and damage by fire or casualty. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant shall indemnify and hold harmless Landlord from loss or liability resulting from such failure, including, without limitation, any claims made by any succeeding tenant arising out of said failure. The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination thereof, shall not work a merger, and shall at the option of the Landlord operate as an assignment to it of any or all subleases or subtenancies affecting the Premises. At the time of surrender Tenant shall remove its moveable trade fixtures, signs and removable personal property, and all such property belonging to any person claiming through or under Tenant, except as herein set forth, and if Tenant fails to so remove said property, same shall be deemed abandoned to Landlord may remove and store same at Tenants expense. If Tenant shall fail to pay the cost of removing and storing any such property after thirty (30) days, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, its sole discretion, may deem proper, without notice to or demand upon Tenant and Landlord shall apply the proceeds to the costs and expenses of such sale, including attorneys fees, the costs of removing and storage and any other sums then due from Tenant to Landlord.

ARTICLE 12 – ASSIGNING, MORTGAGING, SUBLETTING

Section 12.01 Prohibition. Except as provided in Section 12.02 below, Tenant shall not transfer, assign, sublet or hypothecate this Lease or Tenant’s interest in the Premises, or enter into any license or concession agreement with respect thereto, without prior written consent of Landlord, which consent shall not be unreasonably withheld. Uniform reasonable standards for the exercise of Landlord’s discretion as to whether to consent to an assignment or subletting shall be maintained by Landlord and may be reasonably changed from time to time by Landlord. Any attempted transfer, assignment, subletting, hypothecation, licensing or concession without such consent shall be void, shall confer no rights upon any third person and shall, at the option of Landlord, terminate this Lease. Consent by Landlord to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by any other person. Consent to an assignment shall not release the original named Tenant from liability for the continued performance of the terms and provisions on the part of Tenant to be kept and performed. This Lease shall not, nor shall any interest therein, be assignable, as to the interest of Tenant, by operation of law, without the prior written consent of Landlord.

Section 12.02 Permitted Transfers. Notwithstanding anything to the contrary contained in Article 12 of this Lease, but subject to Section 12.04 below, Tenant shall have the right to assign this Lease or sublet the Premises, upon notice to Landlord, but without Landlord’s consent, to any parent, subsidiaries or affiliates, provided that at least fifteen (15) days prior to the effective date of any such assignment, Tenant shall have provided a copy of the assignee’s financial statement to Landlord, together with a written assignment agreement executed by Tenant and such assignee, wherein the assignee assumes all of the Tenant’s obligations under this Lease and agrees to be bound by all of the terms and provisions of this Lease.

Section 12.03 Form of Assignment. Each assignment, transfers, subletting or hypothecation to which Landlord consents, or which is permitted under this Lease without Landlord’s consent, shall be effective only upon delivery to Landlord of a written Assignment, in form reasonably acceptable to Landlord, executed by Tenant and by the transferee, assignee, subtenant or mortgagee, as the case may be, assumes and agrees to be bound by and to perform all of Tenant’s obligations and liabilities under the Lease.

Section 12.04 Recapture Right. Notwithstanding anything hereinabove to the contrary, if Tenant gives notice to Landlord that Tenant desires to assign this Lease or to sublet all or any part of the Premises to an unaffiliated third party (or parties) for all or substantially all of the then remaining term of this Lease, then Landlord may elect to cancel this Lease as to that portion of the Premises which is the subject of such assignment or sublease. In order to exercise its election to cancel, Landlord shall provide a written notice to Tenant, which notice shall be given no later than thirty (30) days after Landlord’s receipt of Tenant’s request for Landlord’s consent to such assignment or subletting. In the event of any such election to cancel by Landlord, Tenant may elect to nullify such cancellation by giving notice to Landlord within ten (10) days after Tenant’s receipt of Landlord’s notice of cancellation that Tenant withdraws its request for Landlord’s consent to such assignment or subletting. If Landlord’s election to cancel is not vitiated by Tenant, then such cancellation shall be effective on the proposed termination date set forth in Landlord’ notice of election to recapture (but in no event more than ninety (90) days following the date of such notice, in which event this Lease shall be terminated as of such date, and the parties shall have no further rights or obligations hereunder, except for any rights or obligations existing as of the date of termination.

Section 12.05 Transfer Consideration. If Landlord shall consent to any assignment or sublease of the Premises (other than a Permitted Transfer), in consideration therefor Tenant shall pay to Landlord, in the form received, fifty percent (50%) of all Transfer Consideration received by Tenant, directly or indirectly, from the assignee or subtenant for the assignment or sublease. In the case of a sublease the Transfer Consideration shall be any consideration paid by the subtenant to Tenant pursuant to the sublease over and above any sums payable by Tenant to Landlord pursuant to this Lease. In the case of an assignment or sublease, the Transfer Consideration shall be any consideration paid by the subtenant to Tenant in exchange for entering into the sublease or assignment, other than reimbursement for security deposit or reimbursement of the cost at any leasehold improvements, fixtures or furnishings installed in the Premises by Tenant or any payment for merchandise of Tenant not in excess of Tenant’s cost thereof. The Transfer Consideration shall be net of Tenant’s reasonable subleasing or assignment costs (e.g., marketing, brokerage commissions, legal fees).

Section 12.06 Assignment by Landlord. Assignment of Landlord’s interest in this Lease may be made by Landlord in whole or in part, at any time, and shall release Landlord from every obligation so assigned and to be performed by Landlord, upon the written assumption of such obligations by the assignee.

ARTICLE 13 – REPAIRS AND MAINTENANCE

Section 13.01 Tenant’s Repairs. Tenant, at all times during the term hereof and at its own cost and expense, shall maintain in good order and repair the Premises, and every part thereof, excluding the roof, any marquee, exterior walls, structural parts and structural floors (floor covering to be maintained by Tenant), but including without limitation all utility meters, pipes and conduits to the point of connection by Tenant, all so-called “Building Systems” (i.e., plumbing, electrical, heating and air conditioning equipment serving the Premises exclusively, ceiling (including ceiling tiles and light fixtures), all fixtures, signs (excluding any awning and cabinet signs), equipment, grease trap or like, and movable personal property in the Premises, the exterior of the storefront or storefronts of the Premises, all window sashes, frames, doors, door frames and glass or plate glass, all appurtenances to the Premises and all such items of repair, maintenance, improvement or reconstruction as at any time may be required for the Premises by any governmental or quasi - governmental agency or authority having jurisdiction, but Tenant shall not be required to make any repairs required to be made because of Landlord’s gross negligence or by Landlord pursuant to Section 13.05, Article 14 or elsewhere in this Lease. All glass, exterior and interior, shall be at the sole risk of Tenant, and any broken or seriously damaged or defaced glass shall be replaced promptly by Tenant with glass of the same kind, size and quality, and by the same means. The provisions of Article 9 above shall apply to all work under this Section other than ordinary and usual periodic maintenance.

Tenant, as a part of its air conditioning/heating maintenance obligation, shall be required to have a service contract with an air conditioning repair firm, fully licensed to repair air conditioning units in the State of California. Tenant shall furnish to Landlord, not later than the date of commencement of the term of this lease a copy of said contract. This service contract shall include, but not be limited to, service calls on the unit(s), changing belts, filters and other parts as required, with frequency of not less than quarterly, and an annual service report listing all work performed on and the condition of the unit(s). Nothing set forth herein shall limit Tenant’s obligation to maintain the air conditioning/heating unit(s) in good condition and repair throughout the term of this Lease.

Tenant hereby waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or hereafter in effect, including but not limited to Sections 1941 and 1942 of the Civil Code of California. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, repair, or decorate the Premises or any part thereof and that no representations respecting the condition of the Premises of the building have been made by Landlord to Tenant except as specifically herein set forth. If Tenant refuses or neglects to make repairs or maintain the Premises in a manner reasonably satisfactory to Landlord, or if Tenant shall fail to comply with or perform any of the covenants, conditions or agreements herein and in this Lease contained on Tenant’s part to be performed, then after such notice as may be reasonable under the circumstances Landlord shall have the right (but not obligation) to make such repairs, perform such maintenance for Tenant’s account, or perform said covenants, conditions or agreements and Tenant shall pay, as additional rent, the amount of the cost thereof immediately upon receipt of Landlord’s bill. Landlord’s performance of any of Tenant’s obligations hereunder shall not constitute a waiver of Tenant’s default in failing to do the same.

Section 13.02 Landlord’s Access to the Premises. Subject to Tenant’s reasonable security requirements, Tenant agrees that Landlord and Landlord’s agents, employees or servants or any person authorized by Landlord may enter the Premises, after at least 24 hours prior notice, during normal business hours, except that any of the above shall be permitted to enter the Premises at any time when it is believed there is an emergency situation which warrants entry. Such entry may be to inspect the condition of the Premises, to make such repairs, additions, improvements, changes or alterations to the Premises, the building of which the Premises are a part of the Center, as Landlord may elect to make, as permitted by this Lease. Landlord may exhibit the Premises to prospective purchasers or encumbrances of the building in which the Premises are contained, or, in the last six (6) months of the Term, to prospective tenants. Such entry, inspection and repairs, additions, improvements, changes or alterations as Landlord may make of the Premises or of the building of which the Premises are a part or of the Center, as permitted by this Lease, shall not constitute eviction of Tenant in whole or in part, shall not relieve Tenant from the continued performance of all covenants conditions and agreements of this Lease, and the rent reserved shall in no wise abate while such work is being done by reason of loss of interruption of business of Tenant or otherwise. If Tenant or Tenant’s agent or employees shall not be present to permit entry into the Premises at any time and for any reason when entry therein shall be necessary and permissible under this Lease, Landlord or Landlord’s agents or employees may enter same by whatever means necessary without liability therefor and without in any manner affecting the obligations, covenants, terms or conditions of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation or liability whatsoever for care, supervision, repair, improvement, addition, change or alteration of the Premises, the building or the Center other than as herein expressly provided.

Section 13.03 Sprinkler Maintenance. During the term of this Lease, Landlord shall maintain any sprinkler system serving the Premises. The cost of said maintenance shall be reimbursed by Tenant paying to Landlord a pro rata portion of said expenses computed based on the rentable square footage of the Premises as compared with the rentable square footage of that portion of the Center served by the sprinkler system, administered in a similar manner as Common Area Charges as provided in Section 15.02.

Section 13.04 Landlord’s Repairs. Subject to other provisions of this Article and Article 14 hereof, Landlord shall keep and maintain in good order and repair, during the term of this Lease, the roof, exterior walls, structural parts (including interior bearing walls) and structural floors, the sidewalks and curbs adjacent to the Premises and all pipes and conduit outside the Premises and used for the furnishing to the Premises of various utilities to the point of connection by Tenant thereto (except to the extent that the same are the obligation of the appropriate public utility company); provided, however, that Landlord shall not be required to make repairs necessitated by reason of the neglect or failure of Tenant or anyone claiming under Tenant to perform or observe any conditions or agreements to be performed or observed by Tenant under this Lease, or caused by alterations, additions or improvements made by Tenant or anyone claiming under Tenant, unless covered by Section 8.01 or 8.03 above. The cost of maintenance and repairs to the non-structural portions of the roof shall be deemed part of the Common Area Expenses and reimbursed to Landlord pursuant to Section 15.02, but the costs of the other repairs under this Section 13.04 shall be borne by Landlord and shall not be deemed part of the Common Area Expenses. Landlord shall not be liable for failure to make any repairs required hereunder, unless Tenant previously has notified Landlord in writing of the need for such repairs within a reasonable period following the receipt of such notice.

Section 13.05 Additional Construction. Landlord reserves the right at any time to make alterations, expansions or additions to and to build an additional story or stories on the building or the portion of the building in which the Premises are contained and to buildings adjoining the same. Landlord reserves the right as to the Center at any time to do, or permit to be done, any or all of the following: add buildings or structures; change the number and location of buildings and structures; change building dimensions; change the number of floors in any of the buildings or structures; add to, alter or remove partially or wholly any structure or structures used to enclose any mall area; change the identity and type of stores and tenancies and the dimensions thereof; change the name of the Center in which the Premises are located; change the address or designation of the Premises or the building in which the Premises are located; provide subterranean and multiple level parking decks; convert Common Areas to leasable areas (including installation of kiosks in the Center); and expand the size of the Center by acquiring or making available additional land; provided, however, that no such changes shall materially alter the size of the Premises or deny reasonable ingress to and egress from the Premises.

ARTICLE 14 – DESTRUCTION OR DAMAGE

Section 14.01 Reconstruction. In the event of total or partial destruction or damage to the Premises or to a building of which the Premises are a part, by fire or other casualty, the obligations of the parties as to such casualty shall be as follows:

A.	Minor Damage. If the casualty is covered by insurance maintained by Landlord, and if Landlord’s reasonable estimate of the cost of repair is one-third (1/3) or less of the full insurable value of the damaged building immediately prior to such casualty, and if such repair can be completed within one hundred twenty (120) days after its commencement and the insurance proceeds received by Landlord are adequate to fully repair such casualty, then Landlord within thirty (30) days after the occurrence of such casualty shall give Tenant written notice of Landlord’s intention to repair and shall proceed diligently with such repair, and the Lease shall continue in full force and effect.

B.	Major Damage. It the provisions of paragraph A above shall not apply, then Landlord within ninety (90) days after the occurrence of such casualty shall give Tenant written notice of Landlord’s election either to proceed diligently with such repairs, in which case the Lease shall continue in full force and effect, or to terminate the Lease which termination shall be effective on the date of notice.

C.	End of Term. If the casualty occurs during the last two (2) years of the term of this Lease as stated in Section 2.01 above, and if a reasonable estimate by Landlord of the cost or repair of the Premises is more than twenty percent (20%) of the full insurable value of the Premises immediately prior to such casualty, then Landlord within thirty (30) days after the occurrence of such casualty shall give Tenant written notice of Landlord’s election either to proceed diligently with such repair, in which case the Lease shall continue in full force and effect, or to terminate the Lease, which shall be effective on the date set forth in the notice.

D.	Abatement of Rent. If Tenant is unable to operate its business in all or a part of the Premises as a result of such casualty, then Minimum Monthly Rental and other charges hereunder shall be abated until the damage (including Tenant’s restoration work which Tenant shall perform diligently and in good faith) is repaired or the Lease is terminated pursuant to this Section, whichever first occurs, by that proportion which the floor areas of the Premises not available for Tenant’s use shall bear to the total floor area of the Premises.

E.	Tenant’s Obligation. Landlord’s obligation to reconstruct and restore the Premises shall not apply to trade fixtures, signs, merchandise and other personal property on the Premises, the obligation with respect to which is assumed by Tenant.

F.	Further Obligations. Any termination under this Section shall release Landlord from further obligation under the Lease, effective immediately, and any such termination also shall release Tenant from such further obligations, to be effective upon Tenant’s surrender of the Premises to Landlord; but neither party shall be released thereby from obligations which may have arisen prior to such termination, or prior to such surrender, as the case may be.

Section 14.02 Liability to Tenant. In the event of repair, Tenant shall not be entitled to any damages from Landlord by reason of any inconvenience or loss, occasioned by any such casualty, and Tenant shall be obligated to continue in business at the Premises prior to completion of such repair if continuation is reasonably practicable from the standpoint of prudent business management. Upon completion of Landlord’s repair work, Tenant shall immediately complete the repair and restoration of the Premises, restock merchandise to the degree required, and immediately reopen the damaged portion of the Premises for business with the public.

In respect to any partial destruction (including any destruction necessary in order to make repair required by any declaration of an unsafe condition by public authority) which Landlord is obligated to repair or may elect to repair under the terms of this Article 14 the provisions of Section 1932, Subdivision (2) and Section 1933, Subdivision (4) of the Civil Code of the State of California are waived by Tenant.

Landlord will exercise all termination rights under this Article 14 in good faith and will not terminate the Lease unless it terminates the leases of all tenants similarly affected or merely to gain the benefit of higher market rents if Landlord intends to rebuild. In addition, if, during the last six (6) months of the term of the Lease or any extension thereof, twenty percent (20%) or more of the Premises is damaged or destroyed, or if any damage or destruction would take more than sixty (60) days to repair, Tenant shall have the right to terminate the Lease as of the date of such damage or destruction by written notice to Landlord, given within thirty (30) days after such damage or destruction.

ARTICLE 15 – COMMON AREAS

Section 15.01 Description. Landlord has constructed or will construct at its own expense and will operate and maintain during the term of this Lease, Common Areas (as defined below) situated generally as shown on Exhibit A hereto, for the purpose of providing parking and other common facilities for customers and patrons of Tenant, customers of other tenants and occupants of the Center, invitees and others claiming through Landlord. Landlord shall keep the Common Areas in a clean and orderly condition, and shall repair any damage thereto and pay all costs incurred in the maintenance and operation of the Common Areas during the term of this Lease, subject to Section 15.02 below. Landlord may at any time close any Common Areas to effect construction, repairs, alterations, additions or changes thereto, or within the Center, to prevent the acquisition of public rights in such areas, or to discourage non-customer parking; and may do such other acts in and to the Common Areas as in its judgment may be desirable to improve the convenience thereof. The manner in which areas and facilities shall be maintained and operated and the expenditures therefor shall be at the sole discretion of the Landlord, but in no event at a lower quality than in other comparable centers within three (3) miles of the Center in the San Gabriel Valley area of southern California. Landlord may appoint a substitute operator to carry out any or all of Landlord’s rights and duties with respect to the Common Areas.

The term “Common Areas” shall mean the motor vehicle parking areas, driveways, entrances and exits, landscaping, sidewalks, pedestrian entrances and exits, malls and all other areas and facilities within the Center, excepting such areas as from time to time are occupied by buildings, but including common rest room, service corridors and utility and maintenance rooms.

Section 15.02 Common Area Charge. Tenant agrees to pay, as additional rental, a Common Area Charge equal to Tenant’s pro rata share of the Common Area Expenses. The Common Area Expenses shall include all of Landlord’s direct or indirect cost (including amortization, with interest at Landlord’s cost of funds, of capital expenditures, but only those incurred to comply with laws enacted after the Commencement Date or reasonably intended to materially reduce other Common Area Expenses; such amortization shall be over the useful life of the item in question) for operating, administering, managing, maintaining, repairing, protecting, conserving, replacing and improving (subject to the limitations set forth herein) the Center and all installations and facilities within the Center, other than those costs payable by a specific tenant of the Center pursuant to said tenant’s lease. Without limitation of the generality of the foregoing, Landlord’s cost shall include, but not to be limited to the following: lighting, cleaning, removing snow and ice from, painting, draining, insuring, securing, protecting, repairing, maintaining and replacing (to the extent permissible hereunder) installations, facilities, devices and systems within the Center (but any capital expenditures in connection therewith shall be subject to the first sentence above), taxes, wages, benefits and other expenses related to the Center, and a management fee not to exceed an amount equal to five percent (5%) of the total of gross rental revenues from the Center, excluding real estate taxes and such management fee. Tenant’s pro rata share of Landlord’s cost shall be based on the ratio which the total square feet of floor space of the Premises, including mezzanines, if any, bears to the total square feet of rentable floor space of all of the buildings in the Center, including mezzanines, but in no event less than 27,500 square feet. Landlord may adopt and change, from time to time, any reasonable method of computing or allocating the Common Area Expenses which is consistent with the above. Landlord may estimate Tenant’s Common Area Charges from time to time in which case Tenant shall pay said estimated Charges at such intervals as Landlord may direct. Any change in said estimate shall become effective thirty (30) days after written notice from Landlord of its determination under the provisions hereof. If the total amount paid by Tenant under this Article, for any calendar year during the term of this Lease, shall be less than the actual amount due from Tenant for such year, as shown on an annual statement from Landlord, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after demand therefor by Landlord. If the total amount paid by Tenant under this Article for any calendar year during the term of this Lease shall be greater than the actual amount due from Tenant for such year, Tenant shall be entitled to a credit against the next estimated Common Area Maintenance payments due equal to the difference between the amount paid by Tenant and the actual amount due.

Common Area Expenses shall not include any of the items set forth in Exhibit H attached hereto. Tenant (or its independent certified public accountant) shall have the right, but not more often than one (1) time per year with respect to the immediately prior year’s Common Area Maintenance expenses, to review and/or audit Landlord’s determination of Tenant’s share of any Common Area Maintenance expenses during regular business hours upon at least ten (10) business days prior notice to Landlord. Such audit shall be limited to the determination of the Common Area Maintenance expenses and Tenant’s prorata share thereof and shall be conducted during regular business hours at Landlord’s offices. Tenant shall deliver a copy of such audit to Landlord promptly following Tenant’s receipt thereof. If Landlord’s determination on any statement is found by Tenant to be overstated by more than five percent (5%), Landlord shall pay the actual, reasonable, out-of-pocket costs and expenses cost incurred by Tenant with respect to such review and/or audit, not to exceed Five Hundred Dollars ($500.00).

Section 15.03 Nature and Extent of Parking Areas. Landlord shall have the right at all times to determine the nature and extent of the parking area and whether the same shall be surface, underground or multi-deck, and to make such changes thereto from time to time as in its opinion shall be deemed desirable, including, without limitation changes in the size and shape of such area, location and relocation of driveways, entrances, exits, parking spaces, the direction and flow of traffic and other matters. Landlord may, from time to time, reasonably designate that portion, if any, of the Common Areas which may be used for automobile parking by Tenant and Tenant’s employees and others claiming under Tenant. Such persons may not park on any portion of the Common Areas except that which is so designated. Upon request by Landlord, Tenant shall furnish to Landlord a written list of the automobile license numbers of the vehicles customarily used by Tenant, Tenant’s employees and others claiming under Tenant and thereafter shall promptly advise Landlord of any changes. Tenant and its customers shall have the non-exclusive right to use the five (5) parking spaces designated (and marked) as 20-minute parking spaces in the location as shown on Exhibit A.

Section 15.04 Control of Common Areas. Landlord, from time to time during the term hereof, may exclude and restrain any person from use or occupancy of the Common Areas, other than bona fide customers, patrons and suppliers of Tenant and other tenants and occupants of the Center who make use of such areas in accordance with the rules and regulations established by Landlord from time to time. The rights of Tenant in the Common Areas shall be subject at all times to the rights of Landlord, other tenants of the Center and other users permitted by Landlord to use the same in common with Tenant, and Tenant shall keep all such areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations.

Section 15.05 Common Area Rules. Landlord shall have the right to establish, and from time to time to change, alter and amend, and to enforce against Tenant and the other users of the Common Areas, such reasonable rules and regulations as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Common Areas, including, without limitation, the hours during which such areas shall be open for use. Landlord, if in its opinion the same be advisable, may establish a non-discriminatory system of validation, metering or similar operation for the parking areas, including a system of charges against non-validated parking checks of users. Tenant agrees to conform to and abide by all such rules and regulations in the use of the Common Areas by Tenant and its customers, patrons and suppliers. Neither Landlord nor Landlord’s agents or employees, shall be liable to Tenant or any of Tenant’s employees, agents, customers or invitees or anyone claiming through or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption or discontinuance at any time for any reason in the furnishing of any said Common Area services. No interruption or discontinuance shall be deemed an eviction or disturbance of Tenant’s use or possession of the Premises or any part thereof; nor shall any such interruption or discontinuance relieve Tenant from full performance of Tenant’s obligations under this Lease.

Section 15.06 Security. Nothing contained herein shall be deemed to create any liability upon Landlord for any damage to motor vehicles of Tenant, customers, employees, or other persons doing business with Tenant or for loss of property from within such motor vehicles, unless by the negligence or deliberate acts of Landlord, its agents, servants or employees. Tenant acknowledges that by providing security guards for the Common Areas (if Landlord elects to do so), Landlord does not represent, guarantee or assume responsibility that Tenant will be secure from losses caused by the illegal acts of third parties and does not assume responsibility for any such illegal acts.

ARTICLE 16 – DEFAULT

Section 16.01 Grounds for Default. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

A.	The material falsity of any financial statements of Tenant or any Guarantor of this Lease given to Landlord as an inducement to enter into this Lease, or Tenant’s failure, during the existence of this Lease, to produce current financial statements as requested by Landlord or any lender of Landlord, respecting the center or the Premises, within twenty (20) days following Landlord’s written request to Tenant therefor. The identity of any such Guarantor, and the obligations of any such Guarantor relating to this Lease, are set forth, if applicable, in Exhibit “C” hereto.

B.	The legal abandonment of the Premises by Tenant.

C.	The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant may specify and require that all such delinquent payments (including, without limitation, returned checks) shall, at Landlord’s option, be tendered by Tenant to Landlord in the form of a cashier’s check or money order, as a condition precedent to Tenant’s cure of such default. Landlord may, in the event of any such failure by Tenant, also require Tenant to pay, in the form of a cashier’s check or money order, in Landlord’s sole discretion, any future payments of rent or other monetary amounts becoming due hereunder during the next succeeding twelve (12) month period of the term hereof.

D.	The failure of Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in subparagraph (c), above, or as specifically provided elsewhere herein, where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said twenty (20) day period and thereafter diligently pursues such cure to completion.

E.	The making by Tenant of any general assignment for the benefit of creditors.

F.	The filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days).

G.	The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease.

H.	The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

I.	Failure to execute and deliver within fifteen (15) days following Landlord’s request therefor the subordination agreement and/or estoppel certificate referred to in Paragraph’s 19.01 and 19.03, respectively.

Section 16.02 Remedies on Default. In the event of any such material default by breach by Tenant, Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

A.	Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default as permitted under applicable law, including, but not limited to, Section 1951.2 of the California Civil Code, the cost of recovering possession (including, but not limited to, a minimum fifty ($50.00) dollar service of process charge and other related legal fees actually and reasonable incurred for the commencement and prosecution of any unlawful detainer or other action to obtain possession of the Premises, to collect rent and other amounts due hereunder, or to otherwise enforce any of the provisions of this Lease) of the Premises; the reasonable expenses of reletting, including necessary renovation and alteration of the

Premises; reasonable attorneys’ fees; any real estate commission actually paid; and the worth at the time of award determined by the court having jurisdiction thereof of (i) the unpaid rent which had been earned at the time of termination; (ii) the amount by which the unpaid rent, which would have been earned after termination until the time of award, exceeds the amount of such rental loss for the same period which Tenant proves would have been reasonably avoided; and (iii) the amount by which the unpaid rent, for the balance of the term after the time of such award, exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided. The worth at the time of award of the sums referred to in clauses (i) and (ii) above, shall be computed by allowing interest from the due date at the rate provided in Article 16.04 (Interest and Late Charges). The worth at the time of award of the amount referred to in clause (iii) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent. Landlord’s rights hereunder shall be deemed subject to the rights granted to Tenant under California Civil Code Section 1951 et.seq. and each applicable subsection thereof.

B.	Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder, pursuant to Section 1951.4 of the California Civil Code or and similar, successor or related provision of law.

C.	Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decision of the State of California, and recover as damage the value of any free rent, tenant improvements or other lease concessions which may have been granted to Tenant hereunder prior to any such default. Except as required by California law, in no event shall Landlord be required to credit post-judgment replacement Lease rental income against prejudgment rental loss or other monetary damage sustained by Landlord as a result of any such default on the part of Tenant hereunder and Tenant hereby waives any right Tenant may have to so apply such replacement Lease rental credit, if applicable.

Section 16.03 Waiver of Notice. Notwithstanding any other provision of this Lease, if Tenant is required to comply with any governmental requirement, Tenant shall not be entitled to notice of default from Landlord and a right to cure beyond the period within which such compliance may be required. If in Landlord’s judgment the continuance of any default by Tenant for the full period of notice provided for herein will jeopardize the Premises or the rights of Landlord, Landlord may, with or without notice, elect to perform those acts with respect to which Tenant is in default for the account and at the expense of Tenant.

Section 16.04 Interest and Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, any sum accruing to Landlord under the terms and provisions of this Lease which has not been paid when due shall bear interest at the highest lawful rate allowed to be charged by nonexempt lenders on other than consumer loans under the California usury law, from the date same becomes due and payable until paid by Tenant. In addition, Tenant shall pay a late service charge in the amount of six percent (6%) of the Basic Monthly Rent, and, following each two (2) consecutive late payment of Rent, Landlord may require Tenant to pay Rent two (2) months in advance. The parties agree that such late charges represent a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of late charges by Landlord shall not constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

Section 16.05 Other Remedies. Nothing contained herein shall limit Landlord to the remedies set forth in this Article 16. Upon Tenant’s default Landlord shall be entitled to exercise any right or remedy then provided by law or in equity, including, but without limitation, the right to obtain injunctive relief, specific performance and the right to recover all damages caused by Tenant’s default in the performance of any of its obligations under this Lease.

ARTICLE 17 – ATTORNEYS’ FEES, COSTS AND EXPENSES

In case the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation through all levels of appeal. Tenant shall also pay all costs, expenses and reasonable attorneys’ fees that may be incurred or paid by Landlord in enforcing Tenant’s covenants and agreements in this Lease. In the event either party hereto commences legal proceedings to enforce any of the terms of this Lease, or for damages resulting from a breach of this Lease, the successful party in such action shall receive from the other party, in each such action, including any appeal taken thereof, its actual attorneys’ fees and costs incurred. Whenever one party is obligated to indemnify the other party under the terms of this Lease, said duty to indemnify shall include the duty to defend the other party and to pay for all attorneys’ fees, costs and disbursements related to said defense.

ARTICLE 18 – EMINENT DOMAIN

Section 18.01 Total Taking. If the entire Premises shall be appropriated or taken under, or in lieu of, the power of eminent domain or inverse condemnation by any public or quasi-public authority, this Lease shall terminate and expire as of the date of possession shall be so taken and the parties shall be released from any liability thereafter accruing hereunder.

Section 18.02 Partial Taking. If twenty-five percent (25%) or more of the floor area of the Premises shall be taken, or if, by reason of any taking of all or a portion of the Common Areas, which renders the Premises unsuitable for Tenant’s use, then either party shall have the right to terminate this Lease as of the date of such taking, by giving notice to the other in writing of such election within thirty (30) days after the date of Landlord’s notice described below, and the parties shall be released from any liability thereafter accruing hereunder. If twenty-five percent (25%) or more of the floor area of the other buildings in the Center shall be taken, Landlord shall have the right to terminate this Lease, as of the date of such taking, by giving notice to Tenant in writing of such election within thirty (30) days after the date of Landlord’s notice described below, and the parties shall be released from any liability thereafter accruing hereunder. Landlord agrees, within ten (10) days after any such appropriation or taking, to give Tenant notice thereof in writing. If no such notice of termination is given, the Lease shall remain in full force and effect. Tenant irrevocably waives the provisions of Section 1265.130 of the California Code of Civil Procedure and any and all provisions of any other statute, law, ordinance or regulation permitting Tenant to terminate the Lease due to any partial taking of the Premises.

Section 18.03 Termination Upon Taking. If this Lease is terminated under the provisions of Sections 18.01 or 18.02 above, Landlord shall receive the entire award or compensation in such proceedings, but the Rent for the last month of Tenant’s occupancy of the Premises shall be pro rated, and Landlord agrees to refund to Tenant any unearned Rent paid in advance.

Section 18.04 Proration. If neither party shall elect to terminate this Lease pursuant to Section 18.01 or 18.02 above, or, if a partial taking shall not be such as to give either party the right to terminate, then Landlord shall receive the entire award or compensation in such proceedings and, at its cost and expense, shall restore the remaining premises to a complete unit, of like quality and character as existed prior to such appropriation or taking, to the extent practicable, out of the proceeds received therefor, and thereafter the Minimum Monthly Rental provided for in Section 3.01 above shall be reduced in the same proportion as the reduction of the floor area of the Premises by such taking.

Section 18.05 Tenant’s Rights to Award. The entire award for such taking shall belong to Landlord and Tenant hereby assigns any interest in said award to Landlord; provided, however, that Tenant shall be entitled to recover from the condemnor such compensation as may be separately awarded by the condemnor to Tenant for the taking of trade fixtures, furnishings and equipment owned by Tenant, as well as Tenant’s moving expenses.

ARTICLE 19 – SUBORDINATION, ATTORNMENT, OFFSET STATEMENT

Section 19.01 Subordination. Tenant hereby subordinates its rights hereunder to all ground or underlying leases, the lien of any mortgage or deed of trust to any bank, insurance company or other lender now or hereafter in force against the land and buildings of which the Premises are a part, or against any buildings hereafter placed upon the land of which the Premises are a part, all renewals, modifications, consolidations, replacements or extensions thereof. It shall be a condition to such subordination that Tenant receive a non-disturbance agreement from the ground lessor or lender providing that so long as Tenant shall not be in default under this Lease, its tenancy will not be disturbed nor this Lease affected by any default under such mortgage or trust deed.

If any mortgagee or trustee elects to have this Lease and the interest of Tenant hereunder superior to any such interest or right and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such mortgage or trust deed, whether this Lease was executed before or after such mortgage or trust deed and in that event such mortgage or trustee shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of the mortgage or trust deed and had been assigned to such mortgagee or trustee.

Tenant shall execute and deliver whatever instruments may be required for such purposes within fifteen (15) days after demand in writing. Tenant further waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligation of Tenant hereunder in the event any such foreclosure proceeding is brought, prosecuted or completed.

Section 19.02 Attornment. If any such proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, or in the event of Landlord’s default under any ground Lease, or in the event of a sale or transfer in lieu of foreclosure, Tenant shall attorn to the purchaser upon any such foreclosure or sale or upon such default and shall recognize such purchaser or Lessor as Landlord under this Lease.

In the event of a transfer or sale in lieu of foreclosure, transferee shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act of omission of Landlord as prior Lessor, nor for the return of any sums which Tenant may have paid to Landlord as prior Lessor, as and for security deposits, advance rentals, or otherwise, except to the extent that such sums are actually delivered by Landlord to Lender; and

If Lender by succeeding to the interest of Lessor under the Lease, should become obligated to perform the covenants of Lessor/Landlord thereunder then, upon any further transfer of the Lessors interest by Lender all such obligations shall terminate as to Lender.

Section 19.03 Offset Statement. Within fifteen (15) days after request therefor by Landlord, Tenant agrees to deliver a certificate in recordable form addressed to any proposed mortgage or purchaser, or to Landlord, in such form as said proposed mortgagee or purchaser shall require. Tenant shall also concurrently provide Landlord with any reasonably related information, including Tenant’s then current financial statements, as required by Landlord.

ARTICLE 20 – QUIET POSSESSION

Landlord agrees that Tenant, upon paying the Rent and performing the covenants, conditions and other agreements of this Lease to be performed by it, may have, hold and enjoy quiet possession of the Premises as against any party claiming through Landlord during the term of this Lease.

ARTICLE 21 – RULES AND REGULATIONS

Tenant covenants and agrees with Landlord to abide by all Rules and Regulations which Landlord may promulgate from time to time for the tenants of the Center, including the Rules and Regulations attached hereto as Exhibit E, and as set forth in the Declarations. Tenant agrees that Landlord may amend, modify and delete Rules and Regulations or add new and additional reasonable Rules and Regulations for the use and care of the Premises, the building of which the Premises is a part, the Common Areas and all of the Center. Tenant agrees to comply with all such Rules and Regulations upon notice to Tenant from Landlord or upon the posting of same in such place within the Center as Landlord may designate. In the event of any breach of any Rules and Regulations herein set forth or any amendments or additions thereto, Landlord shall have all remedies in this Lease provided for default by Tenant. Landlord shall not be liable to Tenant for any violation of such Rules and Regulations by any other occupant of the Center.

ARTICLE 22 – SCOPE AND CONSTRUCTION; MEMORANDUM; FORCE MAJEURE; HOLDOVER

Section 22.01 Scope. This Lease is and shall be deemed to be the only agreement between the parties hereto in respect to the matters contained herein. All negotiations and oral agreements acceptable to both parties are included herein. No agreement shall be effective to add to, change, modify, waive or discharge this Lease, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

Section 22.02 Governing Laws and Severability. This Lease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Lease, or the application thereof to any person or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such provision to other persons or circumstances, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 22.03 Memorandum of Lease. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant without Landlord’s written consent thereto, and the recording thereof in violation at this provision shall make this Lease null and void at Landlord’s election.

Section 22.04 Force Majeure. If either party shall be delayed in or prevented from performance of any act required under this Lease, by reason of acts of God, strikes, lock-outs or other labor disputes, governmental restrictions, acts of a public enemy, riot, insurrection, war or other reason of like nature not within the reasonable control of such party, performance of such act shall be excused for the period of the delay and the time for such performance shall be extended for a period of delay; provided, that this Section shall not operate to excuse Tenant from prompt payment of Minimum Monthly Rental, Additional Rent or any other payments required by the terms of this Lease. It shall be a condition of each party’s right to claim an extension of time as a result hereof that such party notify the other party within twenty (20) days after the occurrence of such cause specifying the nature thereof and the period of time contemplated or necessary for performance.

Section 22.05 Holdover. If, with Landlord’s consent, Tenant withholds possession of the Premises after the term of the Lease, Tenant shall become a tenant from month to month upon the terms herein specified but at a monthly rental equivalent to 150% of the then prevailing rental paid by Tenant at the expiration of the term of this Lease pursuant to all of the provisions of Article 3 hereof, payable in advance on or before the first day of each month, and Tenant shall continue in possession until such tenancy shall be terminated by Landlord or Tenant giving to the other a written notice at least one (1) month prior to the date of termination of such monthly tenancy of its intention to terminate such tenancy.

Section 22.06 Other Agreements. This Lease shall also be subject and subordinate to the Declarations and any reciprocal easement agreement or similar agreement of which Landlord is a party affecting the Center.

ARTICLE 23 – CAPTIONS AND TERMS

Section 23.01 Captions. The captions used in this Lease are for convenience only. They are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

Section 23.02 Building. Wherever the word “building” is used in this Lease, it shall include any buildings or structures of which the Premises are a part or which are now or thereafter may be erected, in whole or in part, at the Center.

Section 23.03 Number and Gender. If more than one person or entity is named as Landlord or Tenant in this Lease and executes the same as such, then in such event, the words “Landlord” or “Tenant”, wherever used in this Lease, shall be deemed to refer to all such persons or entities, and the liability of such persons or entities for compliance with and performance under this Lease shall be joint and several. The Masculine used herein shall include the feminine or neuter, as the case may be, and the singular shall include the plural.

ARTICLE 24 – NOTICES

Wherever in this Lease it shall be required or permitted that notice or demand be given by either party to the other, such notice or demand shall be given only in writing and delivered personally or forwarded by certified or registered mail, postage prepaid, addressed as follows;

To Landlord:

Irwindale 4th Street Associates, LLC

c/o Lary J. Mielke

600 South Lake Avenue, Suite 502

Pasadena, CA 91106-3955

To Tenant at the Premises address or:

1st Centennial Bank

218 East State Street

Redlands, CA 92373

Attention: CFO

Notices and demands shall be deemed to have been given when delivered if given in person or when deposited in the mails if given by mail. Either party may change such address by written notice as provided above.

ARTICLE 25 – OBLIGATIONS OF SUCCESSORS

The parties hereto agree that all the provisions hereof shall bind and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns, it being understood and agreed however, that the provisions of Article 12 hereof are in nowise impaired by this Article 25.

ARTICLE 26 – BROKERAGE COMMISSIONS

Tenant warrants and represents that it has not dealt with any realtor, broker or agent in connection with the negotiation and execution of this Lease except Margaret A. Watkins Commercial Real Estate and Jacoby Commercial (collectively “Landlord’s Brokers”) and Lee and Associates (Tenant’s “Broker”). Landlord shall pay one-half of the commission to Landlord’s Brokers and one-half of the commission to Tenant’s Broker on the other, payable pursuant to a separate agreement with Jacoby/Watkins Commercial Real Estate. Tenant agrees to indemnify and hold Landlord harmless from any cost, expense of liability (including cost of suit and reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any realtor, broker or agent other than Landlord’s Brokers and Tenant’s Broker, with respect to this Lease and the negotiation thereof by an broker claiming by, through or under Tenant.

ARTICLE 27 – LIMITATION OF LIABILITY

Tenant agrees that it shall look solely to the estate and property of the Landlord in the Center and the rents and proceeds therefrom, subject to the prior rights of any Mortgagee, and subject to the Landlord’s rights under a leasehold interest in the Center or part thereof, if any, for the collection of any judgment or other judicial process requiring the payment of money by Landlord in the event of any default or breach by Landlord of this Lease, and that no other assets of Landlord shall be subject to levy, execution, attachment, collection or any other procedure for the satisfaction of Tenant’s remedies.

Notwithstanding anything to the contrary set forth in this Lease, if Landlord fails to pay Tenant (i) the Tenant Improvement Allowance, or (ii) any final non-appealable arbitration award or court judgment (the “Key Obligations”), Tenant may deduct the amount of the Key Obligation which Landlord has not paid, together with interest thereon at the default rate set forth in the Lease, from fifty percent (50%) of the Minimum Rental next coming due and payable, from time to time, under the Lease. With respect to all such payments, interest thereon shall be computed from the date such amounts should have been paid until the date such amounts are in fact paid in cash or by rent abatement to Tenant.

ARTICLE 28 – HAZARDOUS SUBSTANCES.

Section 28.01 Definitions. The term “Hazardous Substances” as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

Section 28.02 Tenant’s Restrictions. Tenant shall not cause or permit to occur:

A.	Any violation of any federal, state or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising from Tenant’s use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

B.	The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance.

Section 28.03 Environmental Clean-up.

A.	Tenant shall, at Tenant’s own expense, comply with all laws regulating the use by Tenant, its employees, agents or contractors, generation, storage, transportation, or disposal of Hazardous Substances (“Laws”).

B.	Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws.

C.	Should any Authority or any third party demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances by Tenant, its employees, agents or contractors, that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such clean-up plans.

D.	Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by Owner. If Tenant fails to fulfill any duty imposed under this Section 28.03 within a reasonable time, Owner may do so; and in such case, Tenant shall cooperate with Owner in order to prepare all documents Owner deems necessary or appropriate to determine the applicability of the Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Owner’s request. No such action by Owner and no attempt made by Owner to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Section 28.03.

E.	Tenant’s obligations and liabilities under this Section 28.03 shall survive the expiration of this Lease.

Section 28.04 Tenant’s Indemnity.

A.	Tenant shall indemnify, defend, and hold harmless, Owner, the manager of the property, and their respective members, officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release by Tenant, its employees, agents or contractors, of Hazardous Substances that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws.

B.	Tenant’s obligations and liabilities under this Paragraph (28.04) shall survive the expiration of this Lease.

Section 28.05 Landlord’s Liability. The agreements and conditions of the Landlord contained in this lease shall be binding upon the Landlord and the Landlord’s successors only with respect to breaches occurring during the Landlord’s and the Landlord’s successors’ respective periods of ownership of the Landlord’s interest hereunder. The Tenant agrees to look solely to the Landlord’s then equity interest in the Shopping Center and any rents, profits or income derived therefrom at the time owned, or in which the Landlord holds an interest as lessee, for recovery of any judgment from the Landlord; it being specifically agreed that neither the Landlord (whether the Landlord be an individual, partnership, firm, corporation, trustee or other fiduciary) nor any or the members comprising the Landlord, nor any beneficiary of any trust of which any person holding the Landlord’s interest is trustee nor any successor in interest to any of the foregoing shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to the Tenant.

Section 28.06 Landlord’s Environmental Warranty. Landlord warrants to Tenant, to the best of its actual knowledge, other than as set forth in Landlord’s environmental reports, that the Premises are free of asbestos and other Hazardous Substances, and that Landlord shall, at its sole cost and expense, remove all Hazardous Substances, if any, existing on the Premises due to Landlord. In connection therewith, Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all costs, fees, damages, losses, expenses and/or liabilities of any kind arising out of or in connection with the existence, removal, transportation or disposal of any Hazardous Substances existing on the Premises caused Landlord, its employees, agents or contractors. The obligations set forth herein shall survive the termination of this Lease.

ARTICLE 29 – COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

ARTICLE 30 – SEVERABILITY

Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

ARTICLE 31 – MISCELLANEOUS ADDITIONAL PROVISIONS

(a) Parking. Tenant and its customers shall not be charged for parking unless required by applicable laws or governmental rules or regulations.

(b) Telecommunication Equipment. It is agreed that Tenant, at Tenant’s sole cost and expense, may install, maintain and replace from time to time a satellite antenna device (“Satellite Antenna”) on the roof of the Premises, subject to the following: (a) Landlord shall have the right to approve the location of the Satellite Antenna, which approval shall not be unreasonably withheld; (b) the Satellite Antenna and Tenant’s installation thereof shall be in compliance with applicable governmental laws; (c) Landlord shall have the right to supervise any roof penetrations made in connection with Tenant’s installation, maintenance use or removal of the Satellite Antenna; and (d) Tenant shall screen the Satellite Antenna to the reasonable satisfaction of Landlord if the Satellite Antenna is visible from the parking areas of the Center or the adjacent streets. Tenant shall be responsible for the repair of any damage to any portion of the Premises caused by Tenant’s installation, maintenance, use or removal of the Satellite Antenna. The Satellite Antenna shall remain the exclusive property of Tenant, and Tenant shall have the right to remove same at any time during the term of the Lease. Tenant shall remove the Satellite Antenna and related equipment upon the termination or earlier expiration of this Lease and shall repair any damage to the Premises caused by such removal.

(d) Tenant’s Security Systems. Tenant shall have the right to install access control and other security equipment with respect to the Premises.

(e) Tenant’s HVAC System. Tenant shall have the right, at Tenant’s sole cost and expense, to install, operate and maintain supplemental air conditioning and heating service to Tenant’s computer room or other parts of the Premises (the “Tenant HVAC System”), pursuant to plans and specifications approved by Landlord.

(f) Reasonableness and Good Faith. Any time the consent of Landlord or Tenant is required by the Lease, such consent shall not be unreasonably withheld or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations, or make a designation, allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

IN WITNESS WHEREOF, the parties hereto have entered into this agreement on the day and year first written above.

LANDLORD:

IRWINDALE 4TH STREET ASSOCIATES, LLC

a California Limited Liability Company

By:
Member

By:
Member
TENANT:

1st CENTENNIAL BANK
a

	By:	/s/ Suzanne Dondanville
Name Suzanne Dondanville, EVP/COO

	By:	/s/ Beth Sanders
Name Beth Sanders, EVP/CFO

EXHIBIT A

SITE PLAN (Unable to edgarize)

EXHIBIT B

PROVISIONS RELATING TO CONSTRUCTION OF TENANT’S LEASED PREMISES

This agreement is attached to and forms a part of that certain Lease (the “Lease”) dated August         , 2004 by and between the parties hereto. The parties are referred to herein as Landlord and Tenant as defined in the Lease. All capitalized terms herein shall have the same meaning as said terms are defined in the Lease.

I. DESCRIPTION OF LANDLORD’S WORK

The Landlord agrees that it will, at its own cost and expense, as soon as practicable after the execution of the Lease, deliver the Premises to Tenant in “standard shell” condition, generally described as follows:

Structural shell, including roof membrane, finished exterior treatments, including storefront windows and entry door, smooth concrete floor, stud demising walls, utilities stubbed to Premises, with sewer trunkline (Tenant will be responsible for sawcutting floor to install its restroom(s) and/or floor sinks, etc.), main electrical switchgear in a separate electrical room outside the Premises with a conduit to the rear of the Premises adequate in size for a 200-amp service for the Premises (Tenant will be responsible for installing its own subpanel and Premises electrical system, including HVAC hook-up), HVAC unit(s) (1-ton/350 SF) on roof (Tenant will be responsible for installing all controls and distribution within the Premises), fire sprinkler riser and basic grid (Tenant will be responsible for all sprinkler drops and heads and any fire monitoring equipment – unless Landlord installs a central monitoring system, in which event Tenant will be responsible for its prorata share of installation and ongoing monitoring costs as a part of Common Area Expenses), telephone conduit to Premises and, if Tenant requires natural gas service, Tenant will make necessary arrangements directly with the gas company, and a junction box for Tenant’s exterior sign on its storefront. Tenant will be responsible for all utility and services hook-up costs and fees and ongoing monitoring charges, as applicable.

Landlord shall be responsible for providing that the building site, access to and exterior of the Premises meet all Americans with Disabilities Act and handicap access laws or regulations as of the date of the opening of Tenant’s business. Tenant shall be responsible for all such compliance with respect to the interior of the Premises.

The Premises may constitute a portion of a larger building and such building shall be designed and constructed in a manner determined by Landlord, in its sole discretion, provided it is designed and constructed in accordance with all City, County and State ordinances, rules and regulations relating thereto. All other work shall be, except as otherwise provided for herein, the sole responsibility of Tenant as set forth hereinafter under “Description of Tenant’s Work”.

II. DESCRIPTION OF TENANT’S WORK

A. Definition of Tenant’s Work. The work to be done by Landlord in satisfying its obligation to construct the Premises under the Lease shall be limited to that described in paragraph 1. All other items of work not therein provided for to be done by Landlord shall be provided by the Tenant at Tenant’s expense and is herein referred to as “Tenant’s Work”.

B. Time for Tenant’s Work. Immediately upon delivery of Premises to Tenant by Landlord, Tenant shall commence and diligently proceed to completion of Tenant’s Work as herein described, including additions or alterations, and shall complete Tenant’s Work promptly following the issuance of a building permit. The time for the completion shall not be extended unless agreed to by the parties in writing. If Tenant shall fail, without the consent of Landlord, to complete construction within said time, the Landlord may, at Landlord’s election exercised by written notice, terminate this Lease.

C. Standards for Tenant’s Work. All work shall be performed at Tenant’s expense, in a good and workmanlike manner, and shall not damage the building of which the Premises are a part. Tenant’s Work shall substantially comply with the plans and specifications submitted to Landlord as required by this Exhibit B and shall further comply with all applicable governmental permits, laws, ordinances and regulations. Tenant’s Work shall comply with all applicable standards of the American Insurance Association, the National Electrical Code, the American Society of Heating, Refrigeration and Air Conditioning Engineers’ Guide and Landlord’s insurance carrier. Tenant shall obtain, at Tenant’s expense and comply with all permits required by all public authorities and utilities companies. Tenant shall store all building materials, tools, and equipment within the Premises or such other location as may be specifically designated by Landlord and shall store and dispose of all trash, debris and rubbish in the manner specified by Landlord and upon the completion of Tenant’s Work shall remove all temporary structures and surplus materials. Tenant shall properly secure Tenant’s Work, with such lights, guard rails and other devices to protect Tenant’s Work, the Premises and the Center from damage from accident, storm or other hazard. There shall be no penetrations of the roof or installation of radio or television antennas without the prior written approval of Landlord. Any such roof penetrations required by Tenant must be approved by Landlord and shall be at Tenant’s expense. Such roof penetrations shall be engineered and installed under the direct supervision of Landlord.

D. Plans and Specifications. Within fifteen (15) days following execution of the Lease, Tenant shall cause its licensed architect and any licensed mechanical or electrical engineers required by law to submit to Landlord preliminary plans for Tenant’s Work. Landlord shall approve or disapprove said preliminary plans within ten (10) days of the receipt thereof. If Landlord shall disapprove of the preliminary plans they shall be revised in such manner as is required to obtain Landlord’s approval. Working architectural, electrical and mechanical (HVAC and plumbing) plans, consistent with the preliminary plans approved by Landlord and any other construction requirements of Landlord for Tenant’s Work, shall be prepared by Tenant and delivered to Landlord for Landlord’s approval within ten (10) days of Landlord’s notice to Tenant of Landlord’s approval or disapproval. Landlord’s final approval of the working plans shall be required prior to commencement of construction of Tenant’s Work. Any approval of Landlord of preliminary or working plans shall be indicated only by a dated signature of Landlord on said plans. No change shall be made in the working plans approved by Landlord without the written approval of Landlord. Landlord shall have the right to inspect the progress of Tenant’s Work to insure compliance with the working plans and Landlord’s requirements for Tenant’s Work. Any inspection or approval of plans by Landlord shall be for the sole purpose of assuring compliance with Landlord’s requirements and no responsibility for proper engineering, safety, and/or design of facilities or compliance with applicable governing codes and regulations is implied or inferred on the part of Landlord by the plan approval. Should Tenant fail to comply with any of the foregoing requirements, and continue to not comply after notice from Landlord of such non compliance, Tenant shall be in default under the Lease.

E. Coordination of Tenant’s Work. Tenant’s Work shall be coordinated with all work being performed by Landlord and other occupants of the Center so that Tenant’s Work will not interfere with or delay the completion of any other work. No contractor or subcontractors participating in Tenant’s Work shall at any time damage, injure, interfere with or delay the completion of any other construction within the Center, and each of them shall comply with all procedures and regulations prescribed by Landlord for the integration of Tenant’s Work with the work to be performed in connection with all other construction within the Center.

F. Authority of Tenant. Tenant shall not be deemed an agent of Landlord for the purpose of constructing any improvements on the leased premises and all persons contracting with the Tenant for the construction or removal of any buildings or for the erection, installation, alteration or repair of any building or other improvements on the Premises, and all material men, contractors, mechanics and laborers are hereby charged with notice that they must look to the Tenant and to the Tenant’s interest only in the Premises to secure payment of any bill for any work done or materials furnished during the rental period created by the terms of the Lease.

G. Use of Contractors. All construction work to be done by Tenant pursuant to this Exhibit “B” (except that work related to installation of Tenant’s trade fixtures, signs, equipment, furnishings, carpeting or other personal property) shall be awarded to a contractor designated or approved by Landlord unless Landlord shall otherwise agree in writing. Each contractor and subcontractor shall be duly licensed and each contract and subcontract shall contain the guaranty of the contractor or subcontractor that the portion of Tenant’s Work covered thereby will be free from any and all defects in workmanship and materials for the period of time which customarily applies in good contracting practices, but in no event less than one year after the completion of Tenant’s Work. Said guaranties shall include the obligations to repair or replace in a thoroughly first-class and workmanlike manner and without any additional charge any and all of Tenant’s Work done or furnished by said contractor or subcontractor, or by any of his subcontractors, employees or agents, which shall be or become defective because of faulty materials or workmanship within the period covered by such guaranty and the correction of any such matter shall include, without any additional charge therefor, all expenses and damages in connection with the removal, replacement and/or repair in a thoroughly first-class manner of any other part of Tenant’s Work which may be damaged or disturbed thereby. All guaranties as to materials or workmanship with respect to Tenant’s Work shall be in writing and they shall inure to the benefit of Landlord and Tenant as their respective interests may appear and shall be directly enforceable by either and Tenant shall give to Landlord any assignments or other assurance necessary to effectuate the same. Tenant shall engage only contractors whose employees employed on the job site are members of or are represented for purposes of collective bargaining by organizations which will prevent labor disputes which would interfere with the operation, construction or completion of the Center, and Tenant further agrees to enforce the same condition upon all contractors engaged by Tenant with respect to their subcontractors. It is further understood and agreed that the items set forth below shall be incorporated as “Special Conditions” into the contract between Tenant and its contractors as follows (with a copy of the contract to be furnished to Landlord prior to the commencement of Tenant’s construction work):

1.	Prior to start of Tenant’s Work, Tenant’s contractor shall provide Landlord with a construction schedule in “bar graph” form indicating the completion dates of all phases of Tenant’s Work.

2.	Tenant’s contractor shall perform said work in a manner and at times which do not impede or delay Landlord’s contractor in the completion of the Premises or other portion of the Center as provided in this Lease.

3.	Tenant’s contractor shall be responsible for the repair, replacement and/or clean-up of any damage done by him to other contractors’ work which specifically includes access ways to the Tenant’s premises which may be concurrently used by others.

4.	Tenant’s contractor shall accept the premises prior to starting any trenching operations. Any rework of sub-base or compaction required after the contractor’s initial acceptance of the premises shall be done by Tenant’s contractor, which shall include the removal from the Center of any excess dirt or debris.

5.	Tenant’s contractor shall contain his storage of materials and his operations within the premises and such other space as he may be assigned by Landlord’s contractor. Should he be assigned space outside of the premises, he shall move to such other space as Landlord’s contractor shall direct from time to time to avoid interference or delays with other work.

6.	All trash and surplus construction materials shall be stored within the premises and shall be promptly removed from the Center.

7.	Tenant’s contractor shall provide temporary utilities, portable toilet facilities, and portable drinking water as required for his work within the premises and shall pay to Landlord’s contractor the cost of any temporary utilities and facilities provided by Landlord’s contractor at Tenant’s contractor’s request.

8.	Tenant’s contractor shall notify Landlord or Landlord’s project manager of any planned work to be done on weekends or other than normal job hours.

9.	Tenant and Tenant’s contractor are responsible for compliance with all applicable codes and regulations of duly constituted authorities having jurisdiction insofar as the performance of the work and completed improvements are concerned for all work performed by Tenant or Tenant’s contractor and all applicable safety regulations established by the general contractor for the Center, and Tenant further agrees to save and hold Landlord harmless for said work.

10.	Tenant’s contractor or subcontractors shall not post signs on any part of the Center or on the premises.

11.	Notwithstanding the provisions of the Construction Agreement, Tenant shall be responsible for and shall obtain and record a Notice of Completion promptly following completion of Tenant’s work.

H. Insurance. At all times during the construction of Tenant’s Work, Tenant shall maintain the following insurance coverage:

1.	Comprehensive public liability insurance and comprehensive property damage insurance;

2.	Statutory worker’s compensation insurance; and

3.	Fire and extended coverage insurance;

in amounts determined by Landlord and in compliance with the provisions of Section 8.04 of the Lease. A certificate of insurance shall be delivered to Landlord prior to the commencement of Tenant’s Work.

I. Bonds. Prior to the commencement of construction, Tenant shall obtain, or cause its contractor to obtain, payment and performance bonds covering the faithful performance of the contract for the construction of Tenant’s Work and the payment of all obligations arising thereunder. Such bonds shall be for the mutual benefit of both Landlord and Tenant. Notwithstanding the foregoing, Landlord shall not require Tenant or such contractor to obtain such bonds if Landlord is reasonably satisfied of Tenant’s financial ability to pay for the costs of the construction of Tenant’s Work, and if such contractor is licensed in the State of California and is bondable.

J. Payment of Cost of Tenant’s Work.

1.	Tenant shall pay or cause to be paid the total cost and expense of all work or improvements, as that phrase is defined in the mechanic’s lien law in effect at the place of construction when the work begins. No such payment shall be construed as rent. Tenant shall not permit to be enforced against the Premises or any part of it any mechanic’s, materialman’s, contractor’s or subcontractor’s lien arising out of any work or improvements, however it may arise. Landlord reserves a right to post and record notice of non-responsibility in conformity with California law. However, Tenant may in good faith and at Tenant’s own expense, contest the validity of any such asserted lien, claim or demand, provided Tenant has furnished the bond required by any statute enacted for providing a bond freeing the leased premises from the effect of such a lien claim. Tenant shall defend and indemnify Landlord against all liability and loss of any type arising out of work performed on the leased premises by Tenant, together with actual attorney’s fees and all costs and expenses incurred by Landlord in negotiating, settling, defending or otherwise protecting against such claims. If Tenant does not cause to be recorded the bond necessary to free the Premises from the effect of such a lien claim and a final judgment has been rendered against Tenant by a court of competent jurisdiction for the foreclosure of such a claim, and if Tenant fails to stay the execution of the judgment by lawful means or pay the judgment, Landlord shall have the right, but not the duty, to pay or otherwise discharge, stay or prevent the execution of any such judgment or lien or both. Tenant shall reimburse Landlord for all sums paid by Landlord under this Paragraph together with all Landlord’s actual attorney’s fees and costs plus interest on those sums, fees and costs at the rate of ten percent (10%) per annum from the date of payment until the date of reimbursement.

2.	Landlord shall reimburse Tenant in an amount equal to the product of (a) Twenty Dollars ($20.00) and (b) the number of square feet of Floor Area within the Premises (the “Tenant Improvement Allowance”), within thirty (30) days following the date (the “Completion Date”) of the last to occur of the following conditions to such reimbursement:

(i)	Landlord’s receipt of Tenant’s general contractor’s completion certificate in form and substance satisfactory to Landlord, in its reasonable discretion, and evidence in form and substance satisfactory to Landlord, in its reasonable discretion, that the construction of Tenant’s Work has been performed in accordance with the final working drawings therefor and all requirements of any applicable governmental agency;

(ii)	The completion of Tenant’s Work, and (A) no liens or other encumbrances are filed with respect to the Premises or the Center or any interest therein, and (B) all applicable lien periods have expired;

(iii)	The recording of a valid Notice of Completion;

(iv)	Landlord’s receipt of copies or originals of all necessary certificates of occupancy for the Premises; and

(v)	Tenant’s opening for business to the public from the Premises for the use specified in this Lease.

Tenant shall use its best efforts to satisfy the conditions precedent to the payment of the Tenant Improvement Allowance as soon as reasonably possible.

EXHIBIT C

SIGN CRITERIA (Unable to edgarize)

EXHIBIT D

RULES AND REGULATIONS

This agreement is attached to and forms a part of that certain Lease (the “Lease”) dated August         , 2004 by and between the parties hereto. The parties are referred to herein as Landlord and Tenant as defined in the Lease. All capitalized terms herein shall have the same meaning as said terms are defined in the Lease. In the event of any conflict between the terms of the Lease and the terms of these Rules and Regulations, the terms of the Lease shall prevail.

A.	All loading and unloading of goods shall be done only at such times, in the areas and through the entrances reasonably designated for such purpose by Landlord and Tenant shall use its best efforts to prevent the parking or standing outside of such areas of trucks, trailers or other vehicles or equipment engaged in such loading and unloading;

B.	All garbage and refuse shall be kept in the kind of container specified by Landlord, shall be placed in the areas reasonably specified by Landlord and prepared for collection in the manner and at the time and places specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use same at Tenant’s cost, provided such cost shall be competitive to any similar service available to Tenant. Tenant will not install or cause to be installed any automatic garbage disposal equipment without the prior written consent of Landlord;

C.	No radio or television or other similar device shall be installed and no aerial shall be erected on the roof, on exterior walls of the Premises, or on the grounds without Landlords approval, which approval shall not be unreasonable withheld. Any such device or aerial so installed without Landlord approval shall be subject to removal without notice at any time;

D.	The following types of sales shall not be conducted on or about the premises without the prior written consent of the Landlord:

1.	Sales using the auction method of selling or bankruptcy sales unless pursuant to order of bankruptcy court having jurisdiction;

2.	Fire sales except for those solely involving merchandise damaged at the Premises; and

3.	Closing out or going out of business sales except for those conducted by Tenant itself for a reasonable period of time only which are an integral part of Tenant’s conclusion of business at the premises and the termination of Tenant’s Lease for the Premises;

E.	Tenant shall keep Tenant’s display window and sign illuminated each and every day of the term hereof during the hours reasonably designated by Landlord which initially shall be 9:00 P.M. until further notice.

F.	Tenant shall not place or permit any obstructions or merchandise in such areas or in the service corridors, sidewalks, entrances, passages, courts, corridors, elevators or stairways;

G.	Tenant and Tenant’s employees shall park their cars only in those portions of the parking area designated for employee parking by Landlord. It is expressly understood and agreed that Landlord may charge Tenant for any of Tenant’s or Tenant’s employees’ vehicles which may be improperly parked, a reasonable amount to be fixed by Landlord. Tenant shall furnish Landlord the State automobile license numbers assigned to Tenant’s car or cars and the cars of Tenant’s employees within five (5) days of any request to do so by Landlord;

H.	Tenant shall use at Tenant’s cost such pest extermination contractor as Landlord may direct and at such intervals as Landlord may reasonably require, provided the cost thereof is competitive to any similar service available to Tenant;

I.	Tenant will cooperate and participate in all reasonable security programs affecting the Center;

J.	Except for those exclusively for use by employees of Tenant which are not visible from the sales area of Tenant or the exterior of the premises, Tenant shall not operate any coin or token operated vending machine or similar devise for the sale of any goods, wares, merchandise, food, beverages, or services, including, but not limited to, pay telephones, pay lockers, pay toilets, scales, amusement devices and machines for the sale of beverages, foods, candy, cigarettes or other commodities, without the prior written consent of Landlord;

K.	Tenant shall not place or maintain any temporary fixture for the display of merchandise in front of or within six (6) feet of any entrance to the Premises and Landlord shall have the right, without giving prior notice to Tenant and without any liability for damage to the Premises or Tenant’s merchandise, to remove any of the same form the Premises, except such as shall have first received the written approval of Landlord as to size, color, location, nature and display qualities; and

L.	Tenant shall not make noises, cause disturbances or vibrations or use or operate any electrical or electronic devices or other devices that emit sound or other waves or disturbances, or create odors, any of which may be offensive to other tenants and occupants of the Center or that would interfere with the operation of any device or equipment or television broadcasting or reception from or within the Center or elsewhere.

EXHIBIT E

Intentionally Deleted

EXHIBIT F

OPTION TO EXTEND TERM AND ADJUSTMENT IN RENT

This agreement is attached to and forms a part of that certain Lease (the “Lease”) dated August         , 2004 by and between Landlord and Tenant as defined in the Lease. All capitalized terms herein shall have the same meaning as said terms are defined in the Lease.

A. Provided that Tenant is not in default beyond applicable notice and cure periods of any of the terms and conditions of this Lease on (i) the date Tenant on which exercises the option to extend referenced below, or (ii) the date on which Extended Term is to commence, and Tenant has not been in default beyond any applicable cure period of any of the terms and conditions of this Lease more than once in the previous twelve (12) months prior to the date Tenant on which exercises such option, Tenant is given the option to extend the term of the Lease for one (1) five (5) year period (the “Extended Term”), on all the terms and conditions contained in the Lease, except as modified herein, by giving Landlord notice of exercise of the option at least six (6) months but not more than one (1) year before the expiration of the Term of the Lease.

B. The amount of Minimum Monthly Rental payable during the first twelve (12) months of the Extended Term shall be the then existing Minimum Monthly Rental. At the end of the twelfth (12th) full calendar month, and after each successive twenty-fourth (24th) calendar month during the remainder of the Extended Term, the Minimum Monthly Rental shall be adjusted to equal the sum of (i) the Minimum Monthly Rental then in effect plus (ii) the product obtained by multiplying such amount by five percent (5%).

EXHIBIT G

OTHER TENANT EXCLUSIVES

Starbucks:

“Section 5.4 Exclusivity. Provided Tenant is not in monetary default under this Lease past any applicable notice and cure period and Tenant is engaging in the sale of the item or items set out in Section 5.1, Landlord shall not use or allow any other person or entity (except Tenant) to use any portion of the Property for the sale of (a) freshly ground or whole coffee beans, (b) espresso or espresso-based coffee drinks, (c) gourmet, brand-identified brewed coffee, or (d) blended coffee-flavored beverages, including those containing the following: coffee and espresso. This restriction shall also apply to kiosks and carts. Notwithstanding the foregoing: (i) tenants in the Building/Shopping Center may sell non-gourmet, non-brand identified brewed coffee. For purposes of this Section 5.4(i), Folger’s, Maxwell House, Yuban coffee and similar brands are non-branded identified, non-gourmet coffee and Coffee Bean and Tea Leaf, Diedrich’s, Tully’s or similar brands are gourmet, brand-identified coffee; (ii) full service sit-down restaurants serving a complete dinner menu may sell brewed coffee or hot espresso drinks for on premises consumption only, (iii) Picasso’s Restaurant, located in Phase 1 of the Shopping Center, may sell Starbucks brand brewed coffee for on-site consumption as a component of its complete, sit-down meal menu or as part of its off-site catering business only in accordance with the terms of and during the term of its “We Proudly Brew” Starbucks Coffee Foodservice Agreement. In no event will Picasso’s Restaurant be permitted to externally advertise the sale of Starbucks brand brewed coffee in or on its Premises or in any manner designed to compete with Tenant’s business operations in the Premises; and (iv) Farmer Boys, whose written agreement with Landlord authorizes the sale of the item or items set forth in this Section 5.4(a)-(d) may sell those items or items to the extent so permitted, provided that Landlord will enforce this Section 5.4 against Farmer Boys to the extent Landlord has reasonable control over its use and changes in use. In the event Tenant does not sell any item or items set out in this Section 5.4(a)-(d) for a period of six (6) consecutive months or more (excluding cessation of sales due to force majeure, casualty events or Landlord’s acts or omissions), Tenant will no longer have an exclusive right for the sale of such item or items.”

Quizno’s:

Landlord shall not lease any other space in that portion of the Center owned by Landlord to any other tenant for the sale of submarine-type sandwiches as its primary business; provided that the foregoing exclusive use provision shall not apply to a tenant selling submarine-type sandwiches as an incidental part of any other primary business.

EXHIBIT H

Common Area Maintenance Expense Exclusions

Common Area Expenses shall not in any event include any of the following:

(i) Any ground lease rental;

(ii) Expenses incurred with respect to the installation of tenant or other occupants improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space exclusively for tenants or other occupants of the Building;

(iii) Depreciation, amortization (subject to Section 15.02 permitting amortization of certain capital expenditures) and interest payments, all as determined in accordance with generally accepted accounting principles, consistently applied;

(iv) Marketing costs including leasing commissions, attorneys’ fees and other consultant fees in connection with the negotiation and preparation of leases and related agreements;

(v) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly by Landlord or an independent contractor or a utility, but which are provided to another tenant or occupant of the Building the cost of which is included as Common Area Expenses;

(vi) Expenses incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building, and penalties or fines incurred as a result of Landlord’s gross negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due;

(vii) Landlord’s general corporate overhead and general and administrative expenses, and costs associated with the operation of the business of the Landlord entity, including partnership accounting and legal matters, and any compensation paid to clerks, attendants or other persons in commercial concessions operated by or through Landlord.

(viii) Advertising and promotional expenditures in excess of that required for comparable shopping centers;

(ix) Costs incurred by Landlord for the repair of damage to the Center, to the extent that Landlord is reimbursed by insurance proceeds;

(x) Expenses incurred in connection with modifying the Center or any improvements to comply with handicap, life, fire and safety and any other laws and codes in effect on or prior to the Commencement Date; provided that expenses incurred for compliance with laws and codes enacted following the Commencement Date shall be permissible Common Area Maintenance expenses;

(xi) Costs incurred in connection with the original construction of the Center or any major change in or upgrade to the Center, such as adding or deleting square footage;

(xii) Any bad debt loss, rent loss or reserves of any kind;

(xiii) Wages and benefits of any employee who does not devote substantially all of his or her time employed by Landlord to the Center; and in no event any wages or benefits attributable to personnel above the level of Center manager;

(xiv) All items and services for which Tenant or any other tenant in the Center is obligated to reimburse Landlord (i.e., apart from reimbursement of Common Area Maintenance expenses);

(xv) Electric power and other utility costs for which any tenant (including Tenant) directly contracts with a public service company;

(xvi) Any finders fees, brokerage commissions or the like; and

(xvii) Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and any tenant;

(xviii) Costs arising from the presence of Hazardous Substances in or about the Center (unless caused by Tenant or its agent, employees, contractors, guests or permitees), except for the removal of specific tangible items left at the Center by third parties, the removal of which would traditionally be considered a normal expense of maintenance, such as removal of abandoned automobiles tires or batteries;

(xix) Costs arising from new forms of insurance not included in the initial CAM Budget supplied to Tenant, or insurance deductibles in excess of $10,000 per occurrence during the primary term of the Lease;

(xx) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services to the extent the overhead and profit increment exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for similar centers;

(xxi) Costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors; and

(xxii) Except as specifically permitted by Section 15.02, the cost of capital improvements or other capital expenditures (including, without limitation, rentals for items which if purchased, rather than rented, would constitute a capital item).